Exhibit 4.41

EXECUTION VERSION

BIRKS GROUP INC.

as Purchaser

and

PERSONS LISTED IN EXHIBIT A HERETO

as Vendors

and

Jordan Sutkiewicz

as Vendors’ Representative

SHARE PURCHASE AGREEMENT

JUNE 6, 2025

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is made as of June 6, 2025, between (i) Birks Group Inc., a corporation existing under the federal laws of Canada (the “Purchaser”), (ii) the Persons listed in Exhibit A (collectively, the “Vendors”), and (iii) Jordan Sutkiewicz (the “Vendors’ Representative”). The Purchaser, the Vendors and the Vendors’ Representative are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS:

A.	The issued and outstanding capital of 1067830 Ontario Limited (the “Target”) is set forth in Section 3.3(2) of the Disclosure Letter.

B.	The issued and outstanding capital of each Holding Entity is set forth in Section 3.2(2) of the Disclosure Letter.

C.

The Vendors are the legal and beneficial owners of the number and class of shares of the Target or the Holding Entities, as applicable and as listed in Section 3.3(2) and Section 3.2(2) of the Disclosure Letter, which constitutes all of the issued and outstanding shares of the Target and the Holding Entities (the “Purchased Shares”).

D.	The Vendors have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendors, as of the Closing Time, the Purchased Shares, on the terms and conditions set out herein.

NOW THEREFORE this Agreement witnesses that in consideration of the premises and the mutual agreements and covenants contained herein, the Parties covenant and agree as follows:

Article 1

Interpretation

Section 1.1  Definitions

In this Agreement the following words and phrases will have the following meanings:

(a)

“Ancillary Agreements” means the Consulting Agreements, the License Agreement, the Vendor Notes, and all other agreements, documents, certificates and instruments executed and delivered by the Parties at Closing pursuant to this Agreement.

(b)

“Anti-Spam Laws” mean any legislation regulating commercial electronic messages, including (i) An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada); and (ii) any other legislation regulating commercial electronic messages in the jurisdictions where the Target Group conducts its Business.

(c)	“Arbitrator Accounting Firm” has the meaning set forth in Section 2.5(2).

(d)

“ASPE” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting Standards for Private Enterprises, as applicable, at the relevant time applied on a consistent basis.

(e)	“Assets” means all property or assets of any nature or kind, whether real or personal, tangible or intangible, corporeal or incorporeal, and includes any interest therein.

(f)

“Authorization” means, with respect to any Person, any order, permit, certificate of authorization, declaration of compliance, ruling, exception, grandfathering rights, approval, consent, agreement, directive, notice, waiver, license, filing or other authorization of, to or with any Governmental Authority having jurisdiction over such Person.

(g)

“Books and Records” means, with respect to the Business, all relevant books of account, Tax records, financial records, personnel records, sales and purchase records, customer (individual and corporate) and supplier lists, software logs, formulae, technical documents including specifications, operating guides and manuals, business reports, budgets, plans and projections, marketing and advertising materials, in each case, for the period from and after June 30, 2018, and all other documents, files, correspondence and other information (whether in writing or electronic form) in the possession of the Target Group or the Vendors, to the extent related to the Business.

(h)

“Business” means the Target’s operation of retail stores primarily engaged in the sale of luxury watches and jewelry under the name “European” in the Greater Toronto Area and, for greater certainty, the “Business” excludes each of the Diamonds Direct Business and the Watches Direct Business.

(i)	“Business Day” means a day other than Saturday, Sunday or any day on which Canadian chartered banks are closed for business in Toronto, Ontario.

(j)	“Census” has the meaning set out in Section 3.3(24).

(k)

“CEWS” means the Canada Emergency Wage Subsidy, enacted in Section 125.7 of the Tax Act, and any other COVID-19 related loan program or direct or indirect wage, rent or other subsidy offered by any Governmental Authority.

(l)	“CEWS Returns” means any and all Tax Returns filed or required to be filed, or required to be prepared and kept on file, in respect of CEWS.

(m)	“Closing” has the meaning set out in Section 6.1.

(n)	“Closing Date” has the meaning set out in Section 6.1.

(o)

“Closing Date Cash” means, with respect to the Target Group, on a consolidated basis, the sum of, without duplication, all unrestricted cash and cash equivalents of the Target, in each case, determined as of immediately prior to the Closing Time and in accordance with ASPE. Notwithstanding the foregoing, the calculation of Cash shall be made without giving effect to the consummation of the transactions contemplated by this Agreement.

(p)	“Closing Date Indebtedness” means, as of immediately prior to the Closing Time, without duplication, and to the extent not included in Working Capital, the sum of:

(1)

all liabilities and obligations (including any principal and accrued interest related thereto) and any premium, penalties (prepayment or otherwise), fees (breakage or otherwise) payable by the Target Group in respect of (i) borrowed money or shareholder advances; (ii) indebtedness issued in substitution or exchange for borrowed money or shareholder advances; (iii) lease obligations that are required to be classified as capitalized lease obligations in accordance with ASPE, (iv) deferred purchase price obligations related to property previously acquired; (v) any consignment sale obligations; (vi) any success, retention, transaction, change of control or similar bonuses, severance payments, retention payments or similar payments payable to any Person by the Target Group in connection with, or as a result of, the transactions contemplated by this Agreement; and/or (vii) the employer’s share of any payroll Taxes attributable to the amounts described in clause (vi); and

(2)	all Transaction Expenses incurred by and for the benefit of the Target Group;

in each case, to the extent unpaid and outstanding by the Target Group as of immediately prior to the Closing Time.

(q)	“Closing Date Working Capital” has the meaning set forth in Section 2.5(1).

(r)	“Closing Time” means 12:01 a.m. (Toronto time) on the Closing Date.

(s)	“Confidentiality Agreement” means the non-disclosure agreement between the Target and the Purchaser dated February 20, 2024.

(t)	“Consultant Contracts” has the meaning set forth in Section 3.3(24).

(u)

“Consulting Agreements” means (i) the consulting agreements to be entered into as of Closing between the Target, on the one hand, and each of Jordan Sutkiewicz and Michelle Ceresney, on the other hand, in the form attached as Exhibit B hereto, and (ii) the consulting agreement to be entered into as of Closing between the Target, on the one hand, and Eric Sutkiewicz, on the other hand, in the form attached as Exhibit C hereto.

(v)

“Collective Agreements” means collective agreements and related documents including without limitation Contracts with any employee association in respect of the employees of the Target or any Subsidiary, and any benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) by which the Target or any Subsidiary is bound.

(w)

“Contract” means, with respect to any Person, any agreement, purchase order, contract, lease, license, or other legally binding undertaking or commitment of any nature made in writing by or in favour of such Person, as the case may be, including, in respect of the Target and any Subsidiary, the Material Contracts.

(x)	“Contract Consents” has the meaning set forth in Section 3.3(15).

(y)	“Covered Plans” means collectively the IPPs, the Health Spend Accounts and the Travel Insurance.

(z)	“Debt Financing” has the meaning set forth in Section 9.18.

(aa)	“Debt Financing Sources” has the meaning set forth in Section 9.18.

(bb)

“Data Security and Privacy Requirements” means (i) all Privacy Obligations; (ii) all Contracts between the Target or any Subsidiary and any Person that are applicable to the processing of Personal Information; (iii) all written documented policies and procedures of the Target Group relating to the collection, use, disclosure or processing of Personal Information, including all published consumer-facing website and mobile application privacy policies and formalized written internal information security policies; (iv) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council (or any Canadian or foreign equivalent), as they may be amended from time to time (“PCI DSS”); and (v) any Anti-Spam Laws.

(cc)	“Diamonds Direct Business” means the business related to the operation of the Diamonds Direct Locations and any online business related thereto generated via european.ca or diamondsdirect.ca.

(dd)	“Diamonds Direct Locations” means the four (4) Canadian-based Diamonds Direct locations listed in Section 1.1(dd) of the Disclosure Letter.

(ee)

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

(ff)	“Disclosure Letter” means the letter of disclosure (including the schedules thereto) dated the date hereof and signed by the Vendors and delivered to the Purchaser concurrently with this Agreement.

(gg)	“Disclosure Supplement” has the meaning set forth in Section 4.5.

(hh)

“Economic Sanctions Laws” means all Laws relating to anti-terrorism, export controls, and sanctions targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Governmental Authority targeting certain countries, territories, entities or Persons, and all Authorizations issued pursuant to such Laws.

(ii)	“Employee Plans” has the meaning set forth in Section 3.3(25).

(jj)	“Employment Contracts” has the meaning set forth in Section 3.3(24).

(kk)

“Encumbrance” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option or encumbrance of any nature or kind whatsoever, including the Encumbrances listed in Section 1.1(kk) of the Disclosure Letter.

(ll)	“Estimated Closing Working Capital” has the meaning set forth in Section 2.4.

(mm)	“Excluded IP” means the Intellectual Property listed in Section 1.1(mm) of the Disclosure Letter which will be transferred as part of the Pre-Closing Reorganization.

(nn)	“Final Closing Statement” has the meaning set forth in Section 2.5(1).

(oo)	“Financial Statements” means the Interim Financial Statements and the Year-End Financial Statements.

(pp)	“First Maturity Date” has the meaning set forth in Section 2.8(1)(i).

(qq)

“First Vendors’ Note” means the unsecured, subordinated promissory note to be issued at Closing by the Purchaser in the name of the Vendors’ Representative, as agent for the Vendors (each in accordance with such Vendor’s Pro Rata Share), in the principal amount of $1,000,000, with principal and interest due and payable on the First Maturity Date, subject to the terms and conditions set forth in Section 2.7, a form of which is appended hereto as Exhibit D.

(rr)

“Governmental Authority” means: (i) any court, tribunal, judicial body or arbitral body or arbitrator; (ii) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (iii) any subdivision or authority of any of the foregoing; (iv) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (v) any stock or securities exchange; and (vi) any public utility authority.

(ss)	“Health Spend Accounts” means the Employee Plan listed and described in Section 1.1(ss) of the Disclosure Letter.

(tt)	“Holding Entities” means, collectively, 1000012146 Ontario Inc. and 1000012167 Ontario Inc., and each is referred to as a “Holding Entity”.

(uu)	“Indemnified Person” means a Purchaser’s Indemnified Person or a Vendors’ Indemnified Person, as the context requires.

(vv)	“Indemnifying Person” means a Party against which a claim is made for indemnification under this Agreement.

(ww)

“Information Technology Systems” means all software, servers, computers, computer systems, workstations, networks, data communications lines, databases, websites, routers, hubs, switches and all other information technology equipment, and all associated documentation, whether owned licensed or used by either the Target and-or any of the Subsidiary with respect to the Business.

(xx)

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered.

(yy)

“Interim Financial Statements” means the consolidated unaudited financial statements of the Target for the period beginning on July 1, 2024, and ending on April 30, 2025, copies of which are included in Section 1.1(yy) of the Disclosure Letter.

(zz)	“Interim Period” means the period between the close of business on the date of this Agreement and the Closing Time.

(aaa)

“Inventory” means all inventory of any type and description relating to the Business and owned by the Target Group, regardless of condition or merchantability, that is located at the Leased Premises together with any such inventory in transit between the Leased Premises or repair centres, but excluding any inventory on consignment. For greater certainty and subject to Section 8.8(8)(2), the Inventory shall include all inventory owned by the Target Group that is associated with the Diamonds Direct Business and the Watches Direct Business. For further greater certainty, the Inventory excludes any inventory transferred pursuant to the Pre-Closing Reorganization.

(bbb)	“Inventory Count” has the meaning set forth in Section 4.6.

(ccc)

“IPPs” means, collectively, the Employee Plans that are “individual pension plans” as defined in subsection 8300(1) of the Income Tax Regulations (Canada) and listed and described in Section 1.1(ccc) of the Disclosure Letter; provided further that “IPPs” includes each trust or other funding Contract exclusively relating to one or more of the IPPs.

(ddd)	“knowledge of the Vendors” or any other similar knowledge qualification means the actual knowledge of those Persons listed in Section 1.1(ddd) of the Disclosure Letter.

(eee)	“Last Financial Statement Date” means June 30, 2024.

(fff)

“Laws” means (i) all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, governmental entity, statutory body or self-regulatory authority, and (ii) to the extent considered by a Governmental Authority as requiring compliance as if having the force of law or which establish the interpretative position of the law by such Governmental Authority, standards, policies, practices, guidelines, notices and protocols of any Governmental Authority. The term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a governmental entity, statutory body or self-regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

(ggg)	“Leased Premises” means the premises subject to the Leases.

(hhh)

“Leases” means all written leases, subleases, licenses of occupation and other similar agreements and all amendments, extensions, assignments, non-disturbance agreements, and variations thereof or any guarantee or security agreements therefor, of the real properties leased, subleased, licensed or occupied by the Target or any Subsidiary.

(iii)

“License Agreement” means the license agreement in the form of Exhibit E attached hereto to be entered into between the Purchaser, the Target and Diamonds Direct Incorporated at Closing with respect to certain intellectual property owned by Diamonds Direct Incorporated.

(jjj)	“Licensed Intellectual Property” has the meaning set forth in Section 3.3(22)(1).

(kkk)

“Material Adverse Effect” or “Material Adverse Change” means any state of facts, event, change or effect that is or would reasonably be expected to be material and adverse to the Target Group or the Business, taken as a whole; provided, however, that (i) “Material Adverse Effect” or “Material Adverse Change” shall not include any event, change, or effect, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Target Group operates; (C) any changes in financial or securities markets in general; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, any natural or man-made disaster or acts of God; (E) general outbreaks of illness; (F) any action required or permitted by this Agreement; (G) any changes in applicable Laws or accounting rules or principles, including ASPE; or (H) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Target or the Subsidiaries; and (ii) any event, occurrence, fact, condition or change referred to in clauses (A) through (E) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Target Group compared to other similarly situated participants in the industries in which the Target Group conducts the Business.

(lll)	“Material Contracts” has the meaning set forth in Section 3.3(16).

(mmm)	[Intentionally omitted].

(nnn)	“Objection Notice” has the meaning set forth in Section 2.5(2).

(ooo)	“OHS” has the meaning set forth in Section 3.3(24)(10).

(ppp)

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

(qqq)	“Outside Date” means July 21, 2025 or such other date agreed by the Parties in writing.

(rrr)	“Owned Intellectual Property” has the meaning set forth in Section 3.3(22)(1).

(sss)	“Payoff Creditors” means the creditors set forth in Section 2.7(1) of the Disclosure Letter.

(ttt)

“Payoff Letter” means, with respect to any Payoff Creditor, a letter in form and substance satisfactory to the Purchaser, acting reasonably, setting out the Closing Date Indebtedness as of the Closing Time owed to such Payoff Creditor and containing an irrevocable undertaking from such Payoff Creditor to terminate all instruments relating to such Closing Date Indebtedness and discharge at Closing all Encumbrances on the assets of the Target or any Subsidiary other than Permitted Encumbrances, that exist for its benefit, subject to receipt of payment of such Closing Date Indebtedness.

(uuu)	“Permitted Encumbrances” means the Encumbrances set forth in Section 1.1(uuu) of the Disclosure Letter, but only to the extent such Encumbrances conform to their description therein.

(vvv)

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate, proprietorship or other entity, whether or not having legal status.

(www)

“Personal Information” means any information under the possession or control of the Target Group concerning a natural Person (individual) or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, such as name (including children’s name and their parents and/or guardians’ name), physical address, telephone number, email address, financial account number or government-issued identifier (including social security number and driver’s license number, tax identification number, passport number) medical, health, financial (including bank account information) or insurance information, date of birth and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) information that is created, maintained, or accessed by an individual (e.g. online account information, including user names and passwords); (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (d) Internet Protocol addresses or unique device identifiers. “Personal Information” may relate to any individual, including a current, prospective or former customer or employee of any Person and includes information in any form, including paper, electronic and other forms.

(xxx)

“Pre-Closing Reorganization” means all transactions, steps and filings described in Section 1.1(xxx) of the Disclosure Letter pursuant to which, among other things, certain Intellectual Property and other assets relating to the Diamonds Direct Business or the Watches Direct Business and certain other personal assets are transferred out of the Business or the Target Group.

(yyy)

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date, or, with respect to a Straddle Period, the portion of such Tax period ending immediately prior to the Closing.

(zzz)

“Privacy Laws” means all federal, provincial and territorial Laws and legal requirements regulating (including the Personal Information Protection and Electronic Documents Act (Canada) and any applicable Laws in the jurisdictions where the Target Group conducts its Business) regulating the collection, use, storage, processing, disclosure or other handling of Personal Information, and all Laws pertaining to data protection (including retention and destruction), data security, data breach or incident notification, and cross-border transfer of Personal Information, as applicable.

(aaaa)

“Privacy Obligations” means all Privacy Laws and legal requirements, Contractual obligations, self-regulatory standards, codes of conduct, and written policies or terms of use of the Target or any Subsidiary that are related to privacy or security of Personal Information, or to the collection, use or disclosure of such information or data or other handling of Personal Information.

(bbbb)

“Pro Rata Share” means, with respect to each Vendor, the percentage set out in Section 3.3(2) of the Disclosure Letter, representing the portion of the Purchase Price payable to a Vendor relative to the Purchase Price.

(cccc)	“Purchase Price” has the meaning set forth in Section 2.2.

(dddd)	“Purchased Shares” means all of the issued and outstanding shares of the Target and each Holding Entity, as described in the Recitals.

(eeee)	“Purchaser” has the meaning set forth in the Recitals.

(ffff)

“Purchaser Debt” means the senior debt of the Purchaser under (i) the credit facility entered into by the Purchaser, as borrower, and Wells Fargo Capital Finance Corporation Canada, as administrative agent, (ii) the credit facility entered into by the Purchaser, as borrower, and Crystal Financial LLC (d/b/a SLR Capital Partners), as administrative agent dated as of June 19, 2018, (iii) Loan Agreement between the Purchaser and Investissement Québec entered into on July 8, 2020, and (iv) Loan Agreement between Purchaser and Investissement Québec entered into on August 24, 2021, in each case, as may be amended or restated from time to time.

(gggg)	“Purchaser’s Indemnified Persons” has the meaning set forth in Section 8.1(1).

(hhhh)	“Required Consents” has the meaning set forth in Section 5.1(4).

(iiii)

“Retirement Plan Liability” means, in respect of the RCAs, any going concern unfunded liability, solvency deficiency, actual or hypothetical wind-up funding deficiency or any other unfunded amounts (including RCAs trustee fees) whensoever arising that, in each case, are or could be required to be funded by the Target and/or the Subsidiaries, in whole or in part, absolutely or contingently.

(jjjj)

“RCAs” means the Employee Plans listed in Section 1.1(jjjj) of the Disclosure Letter; provided further that “RCAs” includes each trust or other funding Contract exclusively relating to one or more of the RCAs.

(kkkk)	“Second Maturity Date” has the meaning set forth in Section 2.8(2)(i).

(llll)

“Second Vendors’ Note” means the unsecured, subordinated promissory note to be issued at Closing by the Purchaser to the Vendors’ Representative, as agent for the Vendors (each in accordance with such Vendor’s Pro Rata Share), in the principal amount of $1,000,000, with principal and interest due and payable on the Second Maturity Date, subject to the terms and conditions set forth in Section 2.7, a form of which is appended hereto as Exhibit F.

(mmmm)	“Senior Employee” means any employee of the Target Group who has annual base compensation in excess of $100,000, excluding bonuses and other variable compensation.

(nnnn)

“Security Breach” means any (i) loss or unauthorized acquisition, access, interruption of access, misuse (by any means), alteration, modification, theft, corruption, disclosure or other unauthorized processing of Personal Information or other Sensitive Data (including as a result of denial-of-service or ransomware attacks); (ii) inadvertent, unauthorized or unlawful use, processing, sale, or rental of Personal Information or other Sensitive Data; (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Information or other Sensitive Data; or (iv) other unauthorized access to, use of, or interruption of any Information Technology Systems, including any phishing, ransomware or other cyberattack.

(oooo)	“Sensitive Data” means (i) all Personal Information; and (ii) other confidential or proprietary business information or trade secret information.

(pppp)	“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

(qqqq)	“Subsidiaries” means, collectively, European & Co Inc., 985361 Ontario Limited and 1170760 Ontario Limited, and each is referred to as a “Subsidiary”.

(rrrr)	“Target” has the meaning set forth in the Recitals.

(ssss)	“Target Group” means the Target and the Subsidiaries.

(tttt)	“Target Intellectual Property” has the meaning set forth in Section 3.3(22)(1).

(uuuu)	“Target Working Capital” means $6,000,000.

(vvvv)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

(wwww)	“Tax Contest” means any dispute, objection, appeal or other proceeding involving a Governmental Authority relating to Taxes or Tax Returns of a Pre-Closing Tax Period of the Target Group.

(xxxx)

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and other documents (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed, required to be filed or required to be prepared and kept in file in respect of Taxes.

(yyyy)

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, rates, withholdings, dues, contributions, deemed overpayments or obligations to repay an amount in respect of CEWS, and other charges, collections or assessments of any kind whatsoever, imposed by any Governmental Authority; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

(zzzz)

“Third Party Claim” means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Authority, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

(aaaaa)

“Transaction Expenses” means, as determined as of immediately prior to the Closing Time, any legal, accounting, financial advisory, finders’ fee or other fees, costs, or expenses incurred and outstanding by the Target Group in connection with the transactions contemplated by this Agreement.

(bbbbb)	“Travel Insurance” means the Employee Plan listed in Section 1.1(bbbbb) of the Disclosure Letter.

(ccccc)	“Vendor’s Indemnified Persons” has the meaning set forth in Section 8.2(1).

(ddddd)	“Vendors” has the meaning set forth in the Recitals.

(eeeee)	“Vendors’ Notes” means the First Vendors’ Note and the Second Vendors’ Note.

(fffff)	“Vendors’ Representative” as the meaning set forth in Section 9.8.

(ggggg)

“Watches Direct Business” means the business related to the operation of Watches Direct within the Diamonds Direct Locations and any online business related thereto generated via european.ca or watchesdirect.ca.

(hhhhh)	“Working Capital” means, at any time, the amount determined in accordance with ASPE, consistently applied, and with the illustrative calculation set out in Schedule2.4.

(iiiii)

“Year-End Financial Statements” means the audited consolidated financial statements of the Target for the fiscal year ended June 30, 2024, a copy of which is included in Section 1.1(iiiii) of the Disclosure Letter.

Section 1.2  Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(1)	“Agreement” means this share purchase agreement, including the Exhibits hereto, and the Disclosure Letter, in each case as it may from time to time be supplemented or amended;

(2)

all references in this Agreement to a designated Article, Section, Subsection, paragraph, or other subdivision, or to a Schedule or Exhibit, is to the designated Article, Section, Subsection, paragraph or other subdivision of or Schedule or Exhibit to this Agreement unless otherwise specifically stated;

(3)

the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, clause, subclause or other subdivision, Schedule or Exhibit;

(4)	the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(5)

the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(6)	all accounting terms not otherwise defined in this Agreement have the meanings given to them in accordance with ASPE as applied by the Target Group;

(7)

except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(8)

where the phrase “to the knowledge of” or phrases of similar import are used in this Agreement, it will be a requirement that the person in respect of whom the phrase is used will have made such due inquiries as are reasonably necessary to enable such person to make the statement or disclosure;

(9)

the headings to the Articles and clauses of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(10)

the parties acknowledge that this Agreement is the product of arm’s length negotiation between the parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any party irrespective of which party was responsible for drafting this Agreement; and

(11)	unless otherwise specifically noted, all references to money in this Agreement and in the Financial Statements are or will be to money in lawful money of Canada.

Section 1.3  Schedules and Disclosure Letter

The Exhibits attached to this Agreement and the Disclosure Letter form an integral part of this Agreement for all purposes of it. The Disclosure Letter itself and all information in it is confidential information and may not be disclosed by either party unless it is required to be disclosed pursuant to applicable Law, including applicable securities Laws, unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes; provided that any such required disclosure shall be subject to compliance with Section 9.2.

Article 2

PURCHASE AND SALE

Section 2.1  Purchase and Sale

Each Vendor hereby sells and transfers all of its, his or her right, title and interest in and to the Purchased Shares to the Purchaser, and the Purchaser hereby purchases the Purchased Shares held by each Vendor, as set out in Sections 3.2(2) and 3.3(2) of the Disclosure Letter, free and clear of all Encumbrances other than Permitted Encumbrances, effective as of the Closing Time, in accordance with and subject to the terms and conditions in this Agreement.

Section 2.2  Purchase Price

The aggregate purchase price payable by the Purchaser to the Vendors for the Purchased Shares is the aggregate amount calculated as follows (the “Purchase Price”):

(1)	$9,000,000 (the “Base Price”); plus

(2)	the amount (if any) of the Closing Date Cash; minus

(3)	the Closing Date Indebtedness; plus

(4)	if the Closing Date Working Capital is more than the Target Working Capital, the absolute value of such difference (if any); minus

(5)	if the Closing Date Working Capital is less than the Target Working Capital, the absolute value of such difference (if any).

Section 2.3  Closing Payments

(a)	Purchaser shall pay or deliver, as at the Closing, the Purchase Price (subject to adjustment in accordance with Section 2.4 and Section 2.6), as follows:

(i)	by issuing and delivering the Vendors’ Notes to the Vendors;

(ii)	by paying each of the Payoff Creditors by wire transfer of immediately available funds, the amount set forth in each applicable Payoff Letter;

(iii)	by paying the Vendors by wire transfer of immediately available funds, pursuant to each Vendor’s Pro Rata Share, an aggregate amount (the “Closing Payment”) equal to:

(A)	the Base Price;

(B)	minus the Estimated Closing Date Indebtedness;

(C)	plus the Estimated Closing Date Cash;

(D)	plus the positive amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, in accordance with Section 2.4(3); and

(E)	minus the aggregate principal amount of the Vendors’ Notes.

Section 2.4  Estimated Closing Statement

(1)

No later than five (5) Business Days prior to the Closing Date, the Vendors’ Representative shall deliver to the Purchaser a written statement setting forth a good faith estimate of the Working Capital prepared in accordance with Schedule 2.4 as of the close of business on the day immediately preceding the Closing Date (the “Estimated Closing Working Capital”), the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and the Closing Date Cash (the “Estimated Closing Date Cash”), in each case including reasonable detail on the computation thereof.

(2)

If the Estimated Closing Working Capital is less than the Target Working Capital, there shall be a corresponding dollar-for-dollar set-off against the principal amount under the Second Vendors’ Note (followed by the First Vendors’ Note to the extent any amount remains to be paid by the Vendors thereafter) in an amount equal to the amount by which the Estimated Closing Working Capital is less than the Target Working Capital.

(3)

If the Estimated Closing Working Capital is greater than the Target Working Capital, there shall be a corresponding dollar-for-dollar increase to the Closing Payment in an amount equal to the amount by which the Estimated Closing Working Capital is greater than the Target Working Capital.

Section 2.5  Preparation of Final Closing Statement

(1)

As soon as reasonably practicable after the Closing Date, and in any event not later than ninety (90) days thereafter, the Purchaser shall prepare, or cause to be prepared and deliver to the Vendors, a written statement (the “Final Closing Statement”) setting forth a calculation of the Purchase Price based on the Working Capital as of immediately prior to the Closing Time (“Closing Date Working Capital”), the Closing Date Indebtedness and the Closing Date Cash. The Final Closing Statement will be calculated in accordance with ASPE, and to the extent not inconsistent with ASPE, in accordance with the past practices of the Target Group.

(2)

The Vendors will be entitled to contest the contents of the Final Closing Statement within twenty (20) Business Days of receipt thereof, by giving written notice to the Purchaser setting out the substance of the dispute (the “Objection Notice”). If the Vendors do not give an Objection Notice to the Purchaser within such twenty (20) Business Day period, the Vendors are deemed to have accepted and approved the Final Closing Statement and such Final Closing Statement will be final, conclusive and binding upon the parties, and will not be subject to appeal, absent manifest error. If the Vendors do give an Objection Notice to the Purchaser within such twenty (20) Business Day period, each of the Purchaser and the Vendors will use its reasonable efforts to settle any such dispute as soon as reasonably practicable over the next twenty (20) Business Days, and upon such settlement being agreed to in writing, the Final Closing Statement and such Final Closing Statement will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error. Failing the Parties reaching agreement within twenty (20) Business Days of delivery of the Objection Notice, such dispute will be referred as soon as possible thereafter by the Vendors and the Purchaser to RSM Canada LLP or such other independent chartered professional accounting firm that the Vendors and the Purchaser mutually agree on (the “Arbitrator Accounting Firm”). The Arbitrator Accounting Firm shall be required to determine the items in dispute that have been referred to it as soon as reasonably practicable but in any event not later than thirty (30) days after the date of referral of the dispute to it. In making its determination, the Arbitrator Accounting Firm will only consider the issues in dispute placed before it. The Vendors and the Purchaser shall provide or make available all documents and information as are reasonably required by the Arbitrator Accounting Firm to make its determination. The Vendors and the Purchaser shall instruct the Arbitrator Accounting Firm to render its determination in writing to the Purchaser and the Vendors. The determination of the Arbitrator Accounting Firm shall be final and binding on the Parties (absent manifest error) and the Final Closing Statement shall be (or not be) adjusted in accordance with such determination. The Parties shall equally split the Arbitrator Accounting Firm’s fees and expenses, but shall each bear their own expenses in presenting their cases to the Arbitrator Accounting Firm.

Section 2.6  Post-Closing Adjustment Payments

(1)	Once the Final Closing Statement becomes final, conclusive, and binding upon the Parties under Section 2.4, the following adjustment payments shall be made by the Parties:

(1)	If the Closing Date Working Capital is greater than the Estimated Closing Working Capital, the Purchaser shall pay the absolute value of such difference to the Vendors;

(2)	If the Closing Date Working Capital is less than the Estimated Closing Working Capital, the Vendors shall pay to the Purchaser the absolute value of such difference;

(3)	If the Closing Date Cash is greater than the Estimated Closing Date Cash, the Purchaser shall pay the absolute value of such difference to the Vendors;

(4)	If the Closing Date Cash is less than the Estimated Closing Date Cash, the Vendors shall pay the absolute value of such difference to the Purchaser;

(5)	If the Closing Date Indebtedness is greater than the Estimated Closing Date Indebtedness, the Vendors shall pay the absolute value of such difference to the Purchaser; and

(6)	If the Closing Date Indebtedness is less than the Estimated Closing Date Indebtedness, the Purchaser shall pay the absolute value of such difference to the Vendors.

(2)

Any amount to be paid directly by the Purchaser under Section 2.6(1) will be paid to the Vendors’ Representative by wire transfer of immediately available funds within five (5) Business Days after the Final Closing Statement becomes final, conclusive and binding upon the Parties under Section 2.5.

(3)

Any amount to be paid directly by the Vendors under Section 2.6(1) will be set-off against the principal amount under the Second Vendors’ Note (followed by the First Vendors’ Note to the extent any amount remains to be paid by the Vendors thereafter), within five (5) Business Days after the Final Closing Statement becomes final, conclusive and binding upon the Parties under Section 2.5.

(4)	Any amounts paid under Section 2.6 shall be treated by the Parties as an adjustment to the Purchase Price for Tax and other purposes, unless otherwise required by Law.

(5)

For greater certainty, the Parties acknowledge and agree that certain Inventory as described in Schedule 2.4 (i) was not included in the calculation of Target Working Capital and shall not be included in the calculation of either Estimated Closing Working Capital or Closing Date Working Capital and (ii) is not subject to any adjustment under this Agreement. For the avoidance of doubt and notwithstanding the foregoing, such Inventory described in Schedule 2.4 constitutes Assets of the Business which are being acquired by the Purchaser pursuant to the terms of this Agreement.

Section 2.7  Repayment of Closing Date Indebtedness

(1)

The Vendors shall have delivered to the Purchaser prior to the Closing Date the Payoff Letters from all Payoff Creditors, in form and content reasonably satisfactory to Purchaser and as listed in Section 2.7(1) of the Disclosure Letter.

(2)

If applicable, immediately prior to Closing, the Purchaser shall pay, for and on behalf of the Target Group (as an advance by the Purchaser to the Target Group by way of demand loan, as applicable), such amounts which are necessary to discharge the Closing Date Indebtedness of such member of the Target Group in accordance with and subject to the terms and conditions of the Payoff Letters.

Section 2.8  Vendors’ Notes

(1)	At the Closing Time, the Purchaser shall issue to the Vendors’ Representative, as agent for the Vendors, the First Vendors’ Note on the following terms and conditions:

(i)	one (1) year term commencing on the Closing Date and ending on the date that is the first anniversary of the Closing Date (the “First Maturity Date”); and

(ii)	the principal amount of and all accrued interest on the First Vendors’ Note is due and payable in full on the First Maturity Date, without condition (subject only to Section 2.6(3) and Section 8.6).

(2)	At the Closing Time, the Purchaser shall issue to the Vendors’ Representative, as agent for the Vendors, the Second Vendors’ Note on the following terms and conditions:

(i)	two (2) year term commencing in the Closing Date and ending on the date that is the second anniversary of the Closing Date (the “Second Maturity Date”); and

(ii)	the principal amount of and all accrued interest on the Second Vendors’ Note is due and payable in full on the Second Maturity Date, without condition (subject only to Section 2.6(3) and Section 8.6).

Section 2.9  Allocation of Purchase Price

The Parties agree that the Purchase Price shall be allocated among the Purchased Shares for all purposes (including Tax and financial accounting) in accordance with the Pro Rata Share of each Vendor and each of the Parties shall file all Tax returns (including amended returns and claims for refund) and elections required or desirable in a manner consistent with the Pro Rata Share of each Vendor. No Party shall take a contrary position with respect to such allocation in any Tax proceeding, audit, investigation, assessment, reassessment objection or appeal. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Pro Rata Share of each Vendor.

Article 3

Representations and Warranties

Section 3.1  Representations and Warranties of the Vendors

In order to induce the Purchaser to enter into and to consummate the transactions contemplated by this Agreement, each Vendor severally and not jointly represents and warrants to the Purchaser as follows, as of the date hereof, and acknowledges that the Purchaser is relying on such representations and warranties:

(1)

Incorporation and Qualification—In the case of each Vendor that is a corporation, each Vendor is organized and validly existing under the laws of its jurisdiction, and has the corporate power and authority to enter into and perform the obligations of such Vendor under this Agreement and each of the Ancillary Agreements to which it is a party. In the case of each Vendor that is a trust, each Vendor is a trust duly formed, organized and validly existing under the laws of its jurisdiction of formation, and has the power, through its trustee, to enter into and to perform the obligations of such Vendor under this Agreement and each of the Ancillary Agreements to which it is a party. In the case of each Vendor that is a natural person, he or she has full legal capacity to enter into and perform his or her obligations under this Agreement and each of the Ancillary Agreement to which he or she is a party.

(2)

Execution and Binding Obligation—This Agreement and the Ancillary Agreements have been duly executed and delivered by such Vendor, as applicable, and (assuming due execution and delivery by the other parties thereto) each constitutes a legal, valid and binding obligation enforceable against the Vendor in accordance with their terms, subject only to any limitation under applicable Laws relating to:

(1)

bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other Laws of general application affecting the enforcement of creditors’ rights; and

(2)	the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(3)	No Conflicts—The execution and delivery by such Vendor of this Agreement and the Ancillary Agreements to which such Vendor is party and the performance of such Vendor’s obligations hereunder:

(1)

do not and, subject to receipt of the Contract Consents, will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) cause the termination or revocation of, any license, registration, Authorization, permit, approval or consent held by the Target or any Subsidiary or necessary to the ownership or operation of the Business, except where it would not have a Material Adverse Effect;

(2)

do not and, subject to receipt of the Contract Consents, will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in the creation or imposition of any Encumbrance upon any property or asset of such Vendor which relates to the Business;

(3)	do not and will not result in a breach or violation of, or conflict with, any of the terms or provisions of the constating documents of the Target or any Subsidiary; or

(4)	will not result in the violation of any Law.

(4)	Residency—Such Vendor is not a “non-resident” of Canada within the meaning of the Tax Act.

(5)

Title to Purchased Shares—Each Vendor owns and has good and marketable title to the Purchased Shares as set forth in Sections 3.2(2) and 3.3(2) of the Disclosure Letter, as the legal owner thereof and such Vendor holds such Purchased Shares free of all Encumbrances other than Permitted Encumbrances. All such Purchased Shares have been duly and validly issued in compliance with all applicable Laws, including securities Laws, and are outstanding as fully paid and non-assessable shares in the capital of the Target and the Holding Entities, as applicable. Upon completion of the transactions as contemplated by this Agreement, the Purchaser will have good and valid title to Purchased Shares, free and clear of all Encumbrances other than Permitted Encumbrances.

(6)

Indebtedness to Target or Subsidiary—Except as set out in Section 3.1(6) of the Disclosure Letter, each Vendor is not indebted to the Target or any Subsidiary in respect of any amounts owing, including as a result of any shareholder loans or otherwise.

Section 3.2  Representations and Warranties – Holding Entities

In order to induce the Purchaser to enter into and to consummate the transactions contemplated by this Agreement, each of Jordan Sutkiewicz and Michelle Ceresney, as Vendors, represents and warrants to the Purchaser as follows, as of the date hereof, and acknowledge that the Purchaser is relying on such representations and warranties:

(1)

Incorporation and Qualification—Each Holding Entity is a corporation incorporated and existing under the laws of the Province of Ontario and has the corporate power to own and operate their respective property and Assets. No proceedings have been taken or authorized by the Holding Entities or by any Person with respect to the bankruptcy, insolvency, liquidation, dissolution or the winding-up of the Holding Entities.

(2)	Authorized and Issued Capital—The authorized and issued capital of the Holding Entities is set out in Section 3.2(2) of the Disclosure Letter.

(3)

No Subsidiaries—The Holding Entities do not hold any shares or other ownership, equity or proprietary interests in any Person, other than shares of the Target as set forth on Section 3.3(2) of the Disclosure Letter.

(4)

Sole Purpose Entity—Except for holding the shares of the Target as set forth on Section 3.3(2) of the Disclosure Letter or as disclosed in Section 3.2(4) of the Disclosure Letter, each Holding Entity (i) is a single purpose corporation formed solely for the purpose of owning shares of the Target and has never carried on any business, never had any employees, has not held and does not own or hold any property or assets or any interests therein of any nature or kind whatsoever; (ii) has no obligation or liability of any nature or kind whatsoever (whether known or unknown, liquidated or unliquidated, due or to become due and whether absolute, accrued, contingent or otherwise), including any liabilities in respect of any Taxes; and (iii) is not and had never been a party to any Contract of any nature or kind whatsoever.

Section 3.3  Representations and Warranties – Target Group

In order to induce the Purchaser to enter into and to consummate the transactions contemplated by this Agreement, each Vendor jointly and severally represents and warrants to the Purchaser as follows, as of the date hereof, and acknowledges that the Purchaser is relying on such representations and warranties:

(1)

Incorporation and Qualification—Each of the Target and the Subsidiaries is a corporation incorporated and existing under the laws of the Province of Ontario and has the corporate power to own and operate their respective property and Assets, and carry on the Business. Except as set forth in Section 3.3(2) of the Disclosure Letter, each of the Target and the Subsidiaries is duly qualified, licensed or registered to carry on business in all jurisdictions in which the nature of its Assets or the Business makes such qualification necessary. No proceedings have been taken or authorized by the Target or by any Person with respect to the bankruptcy, insolvency, liquidation, dissolution or the winding-up of the Target or any Subsidiary.

(2)	Authorized and Issued Capital—The authorized and issued capital of the Target and each Subsidiary is set out in Section 3.3(2) of the Disclosure Letter.

(3)

Absence of Options—Other than the Purchaser, no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

(1)

to require the Target or any Subsidiary to issue or allot any shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Target or any Subsidiary;

(2)	to require the Target to purchase, redeem or otherwise acquire any of the Purchased Shares;

(3)	to acquire all or any of the Purchased Shares; or

(4)

to acquire any of the Assets of the Target or the Subsidiaries other than as such may exist with its customers and suppliers for the sale of goods and services in the Ordinary Course or any right of repurchase of Assets by a supplier under its Contract with the Target Group.

(4)	Absence of Other Interests—Other than the Subsidiaries, the Target does not own any shares in, or other securities of, or have any interest in the Assets or business of, any Person.

(5)

Books and Records—Except as set forth in Section 3.3(5) of the Disclosure Letter, all of the books of account, Tax records and financial records forming part of the Books and Records (i) are complete and accurate in all material respects; (ii) have been maintained in all material respects in accordance with applicable Laws and (iii) are the basis for the Financial Statements.

(6)	Financial Statements— The Financial Statements have been prepared in accordance with ASPE applied on a basis consistent with that of the prior fiscal year and present fairly in all material respects:

(1)	the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Target Group as at the respective dates they were prepared; and

(2)

the sales and earnings of the Target Group for the periods covered by the Financial Statements, subject to any departure from ASPE set forth in the Year-End Financial Statements and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(7)

No Undisclosed Liabilities—The Target Group does not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for: (i) those reflected or reserved against in the Financial Statements; (ii) those which are adequately reflected or reserved against in the applicable balance sheet of the Interim Financial Statements; (iii) current liabilities incurred in the Ordinary Course since the most recent Interim Financial Statements, which current liabilities have not had a Material Adverse Effect on the financial condition of the Target; and (iv) performance obligations pursuant to Contracts of the Target Group.

(8)	Taxes— Except as set forth in Section 3.3(8) of the Disclosure Letter:

(1)

The Target and each of the Subsidiaries have filed or caused to be filed with the appropriate Governmental Authority, within the times and in the manner prescribed by Law, all Tax Returns which are required to be filed by or with respect to them. The information contained in all Tax Returns are correct and complete such Tax Returns reflect accurately all liability for Taxes of the Target and the Subsidiaries for the periods covered thereby.

(2)

Each of the Target and the Subsidiaries has paid all Taxes which are due and payable within the time required by applicable Law, has made adequate and timely instalments of Taxes and has paid all assessments and reassessments it has received in respect of Taxes. Each of the Target and the Subsidiaries has provided full and adequate provision in accordance with ASPE in the Financial Statements, the Interim Financial Statements and the Books and Records for all Taxes for periods to which they relate which are not yet due and payable. Since the Last Financial Statement Date, no liability in respect of Taxes has been incurred or accrued, other than in the ordinary course of business. None of the Target and the Subsidiaries has received any refund of Taxes to which it is not entitled.

(3)

There are no outstanding agreements, arrangements, objections or waivers extending the statutory period or otherwise providing for an extension of time with respect to the assessment or re-assessment of Tax against, or the filing of any Tax Return or the payment of any Tax by, the Target or any Subsidiary.

(4)

No notice of assessment or reassessment has been received and no examination, audit or proposed assessment or reassessment of any Tax Return of the Target or any Subsidiary is currently in progress. There are no claims, actions, suits or proceedings pending, or to the knowledge of the Vendor, threatened against the Target or any Subsidiary relating to Taxes and the Vendor does not know of any valid basis for any such claim, action, suit, proceeding, or investigation. None of the Target and the Subsidiaries has received any indication from any Governmental Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any Pre-Closing Tax Period.

(5)

The Target and each Subsidiary have withheld from each payment made by them the amount of all Taxes and other deductions required to be withheld by them therefrom and have remitted same to the proper Governmental Authority within the time prescribed under any applicable Law. The Target and each Subsidiary have collected all Taxes required to be collected by them and have remitted same to the proper Governmental Authority within the time prescribed under any applicable Law.

(6)

There are no circumstances existing which could result in the application to the Target or any Subsidiary of Sections 15, 78 or 80 to 80.04 of the Tax Act. None of the Target and the Subsidiaries has claimed nor will it claim any reserve under any provision of the Tax Act in respect of their taxation year ending in connection with the Closing, except to the extent it has claimed a similar reserve or applied a similar accounting policy that is taken into account in a manner that reduces the Purchase Price.

(7)

None of the Target and the Subsidiaries is party to or bound by any Tax sharing agreement, Tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority) or is otherwise liable for Taxes of any other Person.

(8)

None of the Target and the Subsidiaries has acquired property in circumstances that would result in the Target or a Subsidiary becoming liable to pay Taxes of any Person under Subsection 160(1) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(9)

Each of the Target and the Subsidiaries has: (i) duly and timely completed and filed all CEWS Returns required under applicable Laws to be filed by it, or that it elected to file, and all CEWS Returns are complete, correct and accurate; (ii) not claimed CEWS to which it was not entitled; and (iii) not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Authority.

(10)

No claim has ever been made by a Governmental Authority in respect of Taxes in a jurisdiction where the Target and the Subsidiaries do not file Tax Returns that the Target or any Subsidiary is or may be required to file Tax Returns in or subject to Tax by that jurisdiction.

(11)

None of the Target and the Subsidiaries has ever undertaken, participated in or been contractually obligated to participate in any “reportable transaction” as defined in Subsection 237.3(1) of the Tax Act or any “notifiable transaction” as defined in Subsection 237.4(1) of the Tax Act or any similar transaction under any other applicable Law.

(12)

None of the Target and the Subsidiaries has ever made an “excessive eligible dividend election” as defined in Subsection 89(1) of the Tax Act in respect of any dividends paid or deemed to be paid on any class of shares of its capital. None of the Target and the Subsidiaries has ever made a capital dividend election under Subsection 83(2) of the Tax Act in an amount which exceeds its capital dividend account at the time of such election.

(9)

Conduct of Business in Ordinary Course—Except as expressly contemplated by the Agreement or as set forth in Section 3.3(9) of the Disclosure Letter, since the Last Financial Statement Date until the date of this Agreement, the Target and each of the Subsidiaries has carried on the Business in the Ordinary Course in all material respects and has not:

(1)	suffered any change that has resulted, or may reasonably be expected to result, in a Material Adverse Effect;

(2)	ceased to carry on any material portion of the Business as carried on immediately before such date;

(3)

other than in connection with the Pre-Closing Reorganization, sold, transferred or otherwise disposed of any Assets, except in the Ordinary Course and except for any assets having an aggregate value of less than $25,000;

(4)

suffered any damage, destruction or loss not covered by insurance that has required, or would reasonably be expected to require, expenditures in excess of $25,000 in the aggregate to repair or replace;

(5)	made any capital expenditure or commitment therefor which individually or in the aggregate exceeds $25,000;

(6)

increased its indebtedness for borrowed money or made any loan or advance, or assumed, guaranteed or otherwise become liable with respect to the liabilities or obligations of any Person an aggregate amount exceeding $25,000, except unsecured current obligations, liabilities incurred in the Ordinary Course and any Closing Date Indebtedness;

(7)

split, combined or reclassified any of its shares, or issued, granted, repriced, redeemed, repurchased or otherwise acquired shares in its capital, or granted any options, warrants or rights with respect to shares in its capital, or granted any options, warrants or rights with respect to shares in its capital or bonds, debentures, notes or other securities, or reserved, declared, made or paid any dividend, or made any other distributions of profits or capital;

(8)	entered into, amended or terminated any Material Contract;

(9)	terminated the employment of any Senior Employee;

(10)	removed or received a notice of resignation from any auditor or director or terminated any officer;

(11)	materially altered the terms of employment of any Senior Employee;

(12)

granted any general increase in the rate of wages, salaries, bonuses or other remuneration of employees of the Target or any Subsidiary other than as may be required by the terms of an Employment Contract;

(13)	suffered any material shortage, cessation or interruption of Inventory shipments, supplies or ordinary services that is material to the Business and not in the Ordinary Course;

(14)

other than as required to effect the terminations of the Covered Plans as contemplated under Section 4.11, as set forth in Section 3.3(9) of the Disclosure Letter or as required by applicable Laws, create, amend, modify, merge or terminate any Employee Plans;

(15)

(i) made any settlement of or compromise with respect to any Tax liability, changed any Tax election or Tax method of accounting or made any new Tax election, adopted any new Tax method of accounting or amended any Tax Return; (ii) surrendered any right to claim a refund of Taxes; (iii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (iv) knowingly taken any other action that would have the effect of increasing the Tax liability of the Target or any Subsidiary for any Tax period (or portion thereof) beginning on or after the Closing Date;

(16)

declared, made or committed itself to make any bonus, dividend or other distribution to the Vendors or to any employee of the Target or any Subsidiary other than as may be required by the terms of an Employment Contract or otherwise in the Ordinary Course; or

(17)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

(10)

Compliance with Laws—The Target and each Subsidiary is conducting the Business in compliance with all applicable Laws of each jurisdiction in which it carries on the Business, and has obtained, maintained, complied with and timely renewed in all material respects all Authorizations required in connection with the Business, in each case except where the failure to do so would not have a Material Adverse Effect.

(11)

Title to Assets—Except as set out in Section 3.3(11) of the Disclosure Letter, the Target and each Subsidiary has good and marketable title to all of their respective Assets reflected in the balance sheet included in the Financial Statements and those acquired since the date of the balance sheet included in the Financial Statements (except as since transferred, sold or otherwise disposed of in the Ordinary Course), free and clear of all Encumbrances other than Permitted Encumbrances.

(12)

Sufficiency and Condition of Assets—Except as set out in Section 3.3(12) of the Disclosure Letter, the Target and each Subsidiary (a) owns or leases or licenses all Assets reasonably necessary to conduct the Business, including the Diamonds Direct Business and the Watches Direct Business, and (b) all such material tangible Assets used in the operation of the Business are in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put except for normal wear and tear and ordinary routine maintenance and repairs, provided that this clause (b) shall not apply in respect of any Inventory, Leased Premises or leasehold improvements.

(13)

No Required Authorizations— There is no requirement of the Target nor any Subsidiary to make any filing with, give any notice to, or obtain or maintain any Authorization of, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement, the Ancillary Agreements, or the Pre-Closing Reorganization.

(14)

Top Suppliers—Section 3.3(14) of the Disclosure Letter contains a list of the top ten (10) suppliers of the Target (determined on the basis of revenues calculated in aggregate during the two year period from April 30, 2023 to April 30, 2025) (the “Top Suppliers”). Each agreement with a Top Supplier (a “Top Supplier Agreement”) is listed in Section 3.3(16) of the Disclosure Letter. Except as disclosed in Section 3.3(14) of the Disclosure Letter, in the last twelve (12) months prior to the date of this Agreement, none of the Top Suppliers has ceased to do business with Target or any Subsidiary other than in the Ordinary Course or as a result of business project completion. To the knowledge of the Vendors, in the last 12 months prior to the date of this Agreement, no such Top Supplier has expressed a definitive intention to definitely terminate or materially modify its Top Supplier Agreement. Each of the Material Top Supplier Agreements set forth in Section 3.3(14) of the Disclosure Letter (a) contains a defined term under which such agreement is valid for at least 12 months after the date hereof and (b) does not permit termination by convenience by the Top Supplier within 12 months from the date hereof.

(15)

Contract Consents—There is no requirement to obtain any consent, approval or waiver of, or give any notice to, a party under any Material Contract made by or in favour of the Target or any Subsidiary to consummate any of the transactions contemplated by this Agreement or the Ancillary Agreements or the Pre-Closing Reorganization, except for the consents, approvals, waivers and notices described in Section 3.3(15) of the Disclosure Letter (the “Contract Consents”).

(16)

Material Contracts—Except for the Contracts described in Section 3.3(16) of the Disclosure Letter (the “Material Contracts”), true, correct and complete copies of which have been provided to the Purchaser, none of the Target or any Subsidiaries is a party to or bound by:

(1)	any Top Supplier Agreement;

(2)	any agreement not otherwise described in Section 3.3(16) of the Disclosure Letter, the termination of which would have a Material Adverse Effect on the Target and the Subsidiaries taken as a whole;

(3)	any Lease, or to the knowledge of the Vendors, any verbal arrangement in respect of any Lease;

(4)	any agreement for capital expenditures by the Target or any Subsidiary in excess of $25,000;

(5)

any agreement for the purchase of materials, supplies, equipment or services (other than agreements for the purchase of Inventory, employment agreements or other Contracts in the Ordinary Course of operations) involving the payment by the Target Group of more than $25,000 in any 12-month period;

(6)	any agreement with any Person with whom the Target or any Subsidiary does not deal at arm’s length;

(7)

any material agreement containing a non-competition, non-solicitation or exclusivity covenant or similar agreement limiting the freedom of the Target or any Subsidiary to engage in any line of business, compete with any other Person or otherwise conduct the Business; and

(8)	any agreement containing “most favoured nations” pricing provisions or otherwise limiting the freedom of the Target or any Subsidiary to set prices for the Business.

(17)

No Breach of Material Contracts—The Target and each Subsidiary has performed all of their material obligations required to be performed by them and are entitled to all material benefits under and are not alleged to the knowledge of the Vendors to be in material default of any Material Contract. Each Material Contract is in full force and effect, unamended and to the knowledge of the Vendors there exists no material default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or material event of default under any Material Contract. With respect to Contracts to which the Target or any Subsidiary is a party that are not Material Contracts, to the knowledge of the Vendors no party to any such Contracts is in breach of such contract in any manner which could have a Material Adverse Effect on the Target Group. Except as set forth in Section 3.3(17)of the Disclosure Letter, neither the Target nor any Subsidiary has received written notice terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Material Contract with the Target or any Subsidiary or threatening to take any of such actions.

(18)

Owned Property—Neither the Target nor any Subsidiary owns, directly or indirectly, any real property, nor is the Target nor any Subsidiary subject to any agreement or option to directly or indirectly acquire the ownership of a legal or beneficial interest in any real property.

(19)

Leases—Section 3.3(19) of the Disclosure Letter sets out a true and complete list of all of the Leases of the Target or any Subsidiary and a description of the Leased Premises (by municipal address and proper legal description). Except as set out in Section 3.3(19) of the Disclosure Letter:

(1)

neither the Target nor any Subsidiary is a party to, or under any agreement to become a party to, any leases with respect to real property which is used or to be used in the Business other than the Leases;

(2)	to the knowledge of the Vendors, each Lease is in good standing, creates a valid and enforceable leasehold interest in the demised Leased Premises, and is in full force and effect without amendment;

(3)

with respect to each Lease, (i) all rents and additional rents have been paid when due, (ii) as of the date of this Agreement, no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (iii) as of the date of this Agreement, and to the knowledge of the Vendors, there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease or permit termination, modification or acceleration thereunder, (iv) the Target and the Subsidiaries have not subleased, licensed or otherwise entered into a Contract granting any Person the right to use or occupy the Leased Premises subject to the Lease, or any portion thereof, (v) the Target and the Subsidiaries have not otherwise transferred or disposed of any of its interest under the Lease, and (vi) to the knowledge of the Vendors, all of the covenants required to be performed as of the date of the Agreement by any other party under the Lease have been performed in all material respects;

(4)

the Target and the Subsidiaries, as applicable, have adequate rights of ingress and egress into each of the Leased Premises for the operation of the Business in the Ordinary Course, in each case subject to the terms of the applicable Lease;

(5)	the Leased Premises constitute all the real property used to conduct the Business of the Target and the Subsidiaries during the past twelve (12) months prior to the date of the Agreement;

(6)	the possession and quiet enjoyment of the Leased Premises by Target and the Subsidiaries, as applicable, have never been disturbed in any material respect since the Last Financial Statement Date; and

(7)

the Target and the Subsidiaries owe no material amounts to any contractor or subcontractor for work performed at the Leased Premises, and there are no written or, to the knowledge of the Vendor, oral disputes between the Target and the Subsidiaries and any contractor or subcontractor relating to such work performed or to be performed at the Leased Premises.

(20)

Inventory—Except as set out Section 3.3(20) of the Disclosure Letter, (i) there has been no material change to the Inventory taken as a whole since November 30, 2024 other than changes in the Ordinary Course; (ii) the Inventory levels are currently maintained in the Ordinary Course in all material respects; (iii) all Inventory (other than Inventory in transit or at repair centers) is located at one of the Leased Premises, and no Inventory (other than Inventory in transit or at repair centers) is stored at any other location except at the Leased Premises; (iv) the Target has good, marketable and valid title to all Inventory and no Inventory is subject to any Encumbrance except Permitted Encumbrances (other than Inventory in transit from a supplier, delivered to the Target Group on consignment, or subject to a right of repurchase by a supplier under its Contract with the Target Group); and (v) the Inventory is not subject to any agreement with any third parties which would require any consent of any third party upon sale or disposition of that Inventory (other than a right of repurchase by a supplier under its Contract with the Target Group) except where the failure to comply would have a Material Adverse Effect.

(21)	Return of Merchandise—Section 3.3(21)of the Disclosure Letter sets out the policy of the Business regarding return of any merchandise for credit or refund.

(22)	Intellectual Property—

(1)

Except for the Excluded IP and as set out in Section 3.3(22) of the Disclosure Letter, the Target and each Subsidiary owns or has a right to use all of the Intellectual Property used by the Target and any such Subsidiary in its conduct of the Business (collectively, the “Target Intellectual Property”), free and clear of all Encumbrances other than Permitted Encumbrances. As used herein, that portion of the Target Intellectual Property which is owned by the Target or any Subsidiary, but excluding the Excluded IP, shall be referred to as the “Owned Intellectual Property” and that portion of the Target Intellectual Property which is licensed to the Target or any Subsidiary shall be referred to as the “Licensed Intellectual Property”. The Owned Intellectual Property and Licensed Intellectual Property together comprise all the Intellectual Property used by the Target Group in the conduct of the Business.

(2)

Section 3.3(22) of the Disclosure Letter contains a complete and accurate list of the Owned Intellectual Property that is registered or the subject of an application for registration filed by the Target or any Subsidiary, domain names, and material unregistered trademarks. With respect to each item of Owned Intellectual Property which is registered or the subject of an application for registration, the Target or the Subsidiaries, as applicable, are the sole owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of the Business as it is currently used. No action is pending, or, to the knowledge of the Vendors, threatened, that challenges the rights of the Target and the Subsidiaries in respect of any Owned Intellectual Property or the scope of the Owned Intellectual Property. None of the Owned Intellectual Property has been developed with the use of funding from any Governmental Authority.

(3)	Section 3.3(22) of the Disclosure Letter contains a complete and accurate list of the material Licensed Intellectual Property that is used by the Target Group in the conduct of the Business.

(4)

Except as set out in Section 3.3(22) of the Disclosure Letter, (i) to the knowledge of the Vendors, there is no, and there has not been in the five (5) years prior to the date of this Agreement, to the knowledge of the Vendors, any infringement, dilution, misappropriation, or other violation by any third party of any registered Owned Intellectual Property; (ii) to the knowledge of the Vendors, the conduct of the Business by the Target Group has not infringed, misappropriated, or otherwise violated in any material respects the Intellectual Property rights of any Person; and (iii) there are no, and there has not been in the five (5) years prior to the date of this Agreement any, action pending or, to the knowledge of the Vendors, threatened, against any of the Target or any Subsidiary alleging that the Business is, or has been, infringing, misappropriating, or otherwise violating the Intellectual Property rights of any Person. The Owned Intellectual Property and Licensed Intellectual Property as currently owned, licensed, or used by the Target Group, constitutes all Intellectual Property necessary for the conduct of the Business as presently conducted.

(5)

Except as set out in Section 3.3(22) of the Disclosure Letter, the Target and the Subsidiaries have not licensed or otherwise granted any right to any third party to use any Target Intellectual Property or have otherwise agreed not to assert any right in or to any Owned Intellectual Property against any third party.

(6)

Each of the Target and each Subsidiary has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its Employees for their use in connection with the Business.

(23)	Data Privacy and Security—

(1)

In the three (3) years prior to the date of this Agreement, no claims have been asserted or threatened against the Target Group by any Person alleging a violation of any Data Security and Privacy Requirements; and none of the Target or the Subsidiaries has discovered or been made aware of any unauthorized access to or breach of any information technology asset, including any incident that (A) either constitutes (1) a breach of Personal Information or a confidentiality incident under any Data Security and Privacy Requirements (2) a Security Breach or (B) compromises (individually or in the aggregate) the confidentiality, security or integrity of any Personal Information, Sensitive Data or any of Target Group’s Information Technology Systems.

(2)

To the knowledge of the Vendors, neither the execution nor delivery of this Agreement, the contemplated transactions, nor the performance of the Target Group’s obligations hereunder will violate any Data Security and Privacy Requirements or require notice to or consent of any Person for the continued processing of Personal Information.

(3)

None of the Target or the Subsidiaries has in the five (5) years prior to the date of this Agreement (A) received any communications or claims from any Person alleging that the Target or any Subsidiary has violated applicable Data Security and Privacy Requirements, (B) been subject to any order or proceeding with respect to any actual or alleged non-compliance with any Data Security and Privacy Requirements from any privacy commission or other data protection Governmental Authority.

(24)

Employees—Within five (5) Business Days following the date of this Agreement, the Target shall provide the Purchaser with a complete and accurate list (the “Census”) of (i) each employee of the Target and its Subsidiaries, whether actively at work or not, showing without names their salaries, wage rates, commissions, bonus arrangements, pension, benefits, positions, status as full-time or part-time employees, active or nonactive status, medical or paid leave, work permit status, location of employment, employing entity, approximate start date with any the Target or any Subsidiary, whether they are subject to a written employment Contract (“Employment Contracts”), their annual vacation entitlement in days (if longer than that provided under applicable employment standards legislation) and their accrued and unused vacation days, and any other annual paid time off entitlement in days and their accrued and unused days of such other paid time off; and (ii) each independent contractor or consultant engaged by the Target or any Subsidiary including their names, consulting fees, location of engagement, engaging entity, any other forms of compensation or benefits, and whether they are subject to a written Contract (“Consultant Contracts”). Current and complete copies of the most recently executed version of all Employment Contracts with current employees and Consultant Contracts with current independent contractors and current consultants have been, or will prior to Closing be, delivered or made available to the Purchaser. Each independent contractor or consultant who will have been disclosed in the Census has, to the knowledge of the Vendors, been properly classified by the Target or the applicable Subsidiary as an independent contractor under applicable Law and neither the Target or any Subsidiary has received any notice from any Governmental Authority disputing such classification. Except as disclosed in Section 3.3(24) of the Disclosure Letter, no employee of the Target or any Subsidiary has any agreement as to length of notice or severance payment required to terminate his or her employment, other than as contained in an Employment Contract or such as results by Law from the employment of an employee without an agreement as to notice or severance. Except as disclosed in Section 3.3(24) of the Disclosure Letter, there are no severance, compensation, change of control, employment, retention or other Contracts or benefit plans with current or former employees providing for cash or other compensation, benefits or acceleration of benefits upon the consummation of, or relating to, the transactions contemplated by this Agreement, including a change of control of the Target or any Subsidiary. Except as set out in Section 3.3(24) of the Disclosure Letter, the Target and each of the Subsidiaries, as applicable:

(1)	is in all materials respects in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours of work;

(2)	has not, in the five (5) years prior to the date of this Agreement or currently, engaged in any unfair labour practice;

(3)

is not engaged with any personnel agency, and there are no outstanding, pending or to the knowledge of Vendor, threatened claims, complaints, investigations or orders relating to the employment of any personnel agency employees.

(4)

has, in the three (3) years prior to the date of this Agreement, paid all amounts due and has properly accrued all amounts accruing due in respect of salary, wages, bonuses, commissions, vacation pay, sick pay, pension benefits or other employee benefits;

(5)

has, in the three (3) years prior to the date of this Agreement, remitted all deductions from its employee payroll for income taxes, Canada Pension Plan, Employment Insurance and workers’ compensation premiums and all other statutory deductions which are currently due for remittance;

(6)

are not currently negotiating any Collective Agreement, no Collective Agreements are in force with respect to such Employees, and no affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Vendors, threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of the Vendor, there are no threatened or pending union organizing activities involving any Employees and no such event has occurred within the five (5) years prior to the date of this Agreement. There is no labour strike, dispute, work slowdown or work stoppage pending or involving or threatened against the Target Group and no such event has occurred in the five (5) years prior to the date of this Agreement;

(7)	has not been subject to an application to be declared a common or related employer pursuant to applicable Law;

(8)

has not, in the three (3) years prior to the date of this Agreement, received any notice of any complaint filed by any of its Employees claiming that it has violated applicable employment standards legislation or human rights legislation in jurisdictions in which it conducts or carries on the Business or operates or of any complaints or proceedings of any kind before any labour relations board or other similar authority that has not been subsequently resolved and any applicable time to file litigation has passed;

(9)

has no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and has not been reassessed in any material respect under such legislation during the three (3) years prior to the date of this Agreement and, to the knowledge of the Vendor, no audit of the Target or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect the Target or any Subsidiary’s accident cost experience in respect of the Business;

(10)

does not have any pending or outstanding orders or charges under any applicable health and safety legislation (“OHS”) in the jurisdictions in which the Business is conducted. The Target and its Subsidiaries have complied in all material respects with any orders issued under OHS and there are no appeals of any orders under OHS currently outstanding. All orders and inspection reports under applicable OHS have been provided to the Purchaser;

(11)	except as disclosed in Section 3.3(27) of the Disclosure Letter, is not currently the subject of any litigation by any of its Employees or past employees;

(12)

is not subject to any work permit or labour market impact assessment opinion confirmation, and employs no foreign workers. No audit by a Governmental Authority is being conducted, or to the knowledge of the Vendor pending, in respect of any foreign workers;

(13)

is in compliance with all terms and conditions of employment and all Laws respecting employment and labour matters, including relating to wages, vacation time and vacation pay, overtime, pay equity, occupational health and safety, worker’s compensation, and there are no outstanding claims, complaints, and investigations under any such Laws; and

(14)

there are no outstanding actions alleging workplace harassment (including sexual harassment) or workplace violence, and, to the knowledge of the Vendor, in the three (3) years prior to the date of this Agreement, there have been no actions, complaints, claims, threats of actions, or allegations made, commenced or initiated in respect of workplace harassment (including sexual harassment) or workplace violence, in each case against any current or former Employee of the Target or any Subsidiaries.

(25)

Employee Plans—Section 3.3(25) of the Disclosure Letter lists and describes all Employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension (including for clarity the Covered Plans and the RCAs), retirement, stock option, health, welfare, medical, disability (including the Medical Leave Benefits), life insurance and similar plans, programs, Contracts or arrangements of the Target and the Subsidiaries, as applicable, except as provided under the Employment Contracts (the “Employee Plans”) and except as set out in Section 3.3(25) of the Disclosure Letter in respect of the Employee Plans:

(1)

(A) the Vendor has furnished the Purchaser with true, correct and complete copies of all the Employee Plans as amended as of the date hereof, including all plan texts, member booklets, funding arrangements, insurance policies, actuarial reports, financial statements or asset statements, letters of credit, current service provider agreements, all material, non-routine correspondence with all Governmental Authorities and all documents relating to the terminations of the Covered Plans as contemplated under Section 4.11 and (B) the Target and the Subsidiaries do not have any liability under, any registered pension plan as defined in the Tax Act;

(2)	no changes have occurred or are expected to occur which would materially affect the information contained in the documents required to be provided to the Purchaser pursuant to Section 3.3(25)(1);

(3)

all obligations regarding the Employee Plans have been satisfied, there are no outstanding material defaults or violations by any party to any Employee Plan and there are no taxes, penalties, or fees are owing or exigible under or in respect of any of the Employee Plans;

(4)

other than as required to effect the terminations of the Covered Plans as contemplated under Section 4.11 no commitments to improve or otherwise amend any Employee Plan have been made except as required by applicable Law;

(5)	no insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder;

(6)

no Employee Plan provides or promises health and welfare benefits beyond retirement or other termination of service (including pursuant to individual Contracts of employment or severance), except to the minimum extent required by applicable employment standards legislation; and

(7)

the consummation of the transactions contemplated by this Agreement will not constitute an event under any Employee Plan or individual agreement with an Employee or former employee that will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits (including to create or increase a Retirement Plan Liability) with respect to any Employee or former employee;

(8)

As of April 14, 2021 and since that date, the IPPs have at all times been exempt from registration under the Pension Benefits Act (Ontario) and similar pension minimum standards legislation of Canada or a province thereof; and

(9)	No Employee Plans permit contributions or other participation by an employer other than the Target and the Subsidiaries.

(10)

Other than the IPPs and RCAs, no Employee Plan is, and none of the Target and its Subsidiaries (or its predecessors in the current year and previous six (6) years), have historically contributed to or otherwise had any obligations under a “registered pension plan”, a “retirement compensation arrangement” or a “deferred profit sharing plan”, as each of those terms is defined in the Tax Act.

(11)

In the three (3) years prior the date of this Agreement, the Target or any Subsidiaries have made all contributions and paid all premiums or other amounts owing in respect of each Employee Plan in a timely fashion in accordance with the terms of each Employee Plan and applicable Laws. Without limiting the generality of the foregoing, no Retirement Plan Liability exists as of the date hereof.

(12)

All payments and obligations of the Target or any Subsidiaries in respect of the RCAs have been satisfied in full in accordance with the terms thereof, and no further payments to any beneficiary of the RCAs are accrued but unsatisfied thereunder, including, for clarity, in respect of any Retirement Plan Liability.

(13)	None of the Target nor any Subsidiaries have made any loans to employees that have not been repaid prior to the date of this Agreement.

(26)

Insurance—Section 3.3(26) of the Disclosure Letter lists all insurance policies (specifying the insurer, the amount of coverage, the type of insurance, the beneficiary, the policy number and any pending claims thereunder) maintained by the Target and the Subsidiaries in respect of their Assets, property, affairs or personnel, and none of the Target or any Subsidiary is in material default under any of the provisions contained in any such insurance policies and has not failed to give notice or present any claim under any such insurance policy in a due and timely fashion. Such insurance policies include fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow the Target or the Subsidiaries to replace any of Inventory, leasehold improvements and related Assets of the Business that might be damaged or destroyed.

(27)

Litigation—Except as disclosed in Section 3.3(27) of the Disclosure Letter, there is no action, suit, litigation, arbitration proceeding, governmental proceeding, investigation or claim, including appeals and applications for review, in progress, threatened or pending against, or relating to the Target or any Subsidiary or affecting their respective Assets or the Business which could reasonably be expected to materially and adversely affect the Assets, Business or financial condition of the Target Group, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Target or any Subsidiaries.

(28)

Sanctions—In the three (3) years prior the date of this Agreement, none of the Target or any Subsidiary, nor any of their representatives or other Persons acting on their behalf has, in the course of their actions, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to, or received anything of value from, any foreign or domestic, government employee, official or any other Person, or (iii) directly or indirectly, taken any action in violation of any anti-corruption Laws, anti-bribery Laws, Economic Sanctions Laws, export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws. No customer, supplier or broker of the Target or any Subsidiary, or any other Person has made (or offered or agreed to make) any payments not in accordance with applicable Laws on behalf of the Target or any Subsidiary in connection with the purchase, sale, and distribution of any of the products of the Business. None of the Target or any Subsidiary has received any notice that it, or any of its representatives and other Persons associated with or acting on its behalf, is or has been the subject of any action by any Governmental Authority with respect to any actual, alleged or potential violation or breach of any anti-corruption Laws, anti-bribery Laws or Economic Sanctions Laws.

(29)	Environment—

(1)

None of the Target or any Subsidiaries has been required by any Governmental Authority to (i) alter any of the Leased Premises in a material way in order to be in compliance with environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

(2)

None of the Target or any Subsidiary, and to the knowledge of the Vendor, no other Person, has released, spilled or otherwise discharged any pollutants, contaminants or hazardous substances in, on, at or from any Leased Premises in conditions or amounts reasonably likely to result in a claim pursuant to or liability under environmental Laws.

(3)	All material environmental reports, data, studies, and investigations by Governmental Authorities relating to the Business or any Leased Premises have been made available to the Purchaser.

(30)

Non-Arm’s Length Transactions— Except as disclosed in Section 3.3(30) of the Disclosure Letter or as otherwise provided for in this Agreement and any applicable Ancillary Agreement, none of the Vendors nor any affiliate or direct family member of the Vendors, or any other Person not dealing at arm’s length with the Vendor: (i) is engaged in any transaction or arrangement with or is a party to a Contract with, or has any liability or obligation to or is owed any liability or obligation from, the Target; or (ii) owns or holds the rights to, directly or indirectly, any Contracts, permits, rights or assets that are held by the Target or used in the conduct of the Business.

(31)

No Brokers—Except as disclosed in Section 3.3(31) of the Disclosure Letter, none of the Target or any Subsidiary nor any of their representatives has incurred any liability or obligation to any broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement.

Section 3.4  Representations and Warranties of the Purchaser

In order to induce the Vendors to enter into and to consummate the transactions contemplated by this Agreement the Purchaser represents and warrants to the Vendors that, as of the Closing Date:

(1)

Incorporation and Corporate Power—The Purchaser is an entity that is duly formed and validly existing under the laws of the jurisdiction of its organization. The Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

(2)

Execution and Enforceability—The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement has been duly executed and delivered by the Purchaser, and constitutes a valid and binding obligation enforceable against the Purchaser in accordance with its terms; subject only to:

(1)	any limitation under applicable Laws relating to bankruptcy, winding-up, insolvency, arrangement; or

(2)

other Laws of general application affecting the enforcement of creditors’ rights and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(3)

No Conflicts—The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is party and the performance of the Purchaser’s obligations under this Agreement and the Ancillary Agreements:

(1)

do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any Contracts or to which it is a party, except where it would not have a Material Adverse Effect;

(2)

do not and, except as contemplated by this Agreement, will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in the creation or imposition of any material Encumbrance upon any property or asset of the Purchaser;

(3)

do not and will not result in a breach or violation of, or conflict with, or allow any other Person to exercise any termination or other rights under, any of the terms or provisions of the constating documents of the Purchaser;

(4)	will not result in the violation of any Law; or

(5)

do not require the Purchaser, on its own behalf or in respect of the Target Group, to make any filing with any Governmental Authority, obtain any consent, waiver, license, certification or approval from, give any notice to, or obtain or maintain any Authorization from any Person, or result in a breach of, or cause the termination or revocation of, any Authorization currently held by it and necessary to the completion of the transaction contemplated by this Agreement.

(4)

No Brokers—None of the Purchaser nor any of its representatives has incurred any liability or obligation to any broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement.

(5)

Sufficiency of Funds—The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(6)

Legal Proceedings—There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Purchaser’s knowledge, threatened against or by the Purchaser or any affiliate of the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement.

(7)

No Other Representations – The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser is relying solely upon its own investigation and the express representations and warranties of the Vendors contained in Sections 3.1 and 3.2 of this Agreement.

Article 4

PRE-CLOSING COVENANTS OF THE PARTIES

Section 4.1  Conduct of Business Prior to Closing

(1)

During the Interim Period, except (A) as otherwise required or permitted by this Agreement, (B) as required by Laws, or (C) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), the Vendors shall cause the Target and each of the Subsidiaries (i) to conduct the Business in the Ordinary Course and (ii) not to take any of the actions set forth in Sections 3.2(9)(1)-(3), (5)-(9), (10) (but only as it relates to the removal or termination of any such Person), (11)-(12), and (14)-(17).

Section 4.2  Access by Purchaser

(1)

Subject to applicable Law, during the Interim Period, the Vendors shall (i) upon reasonable notice to the Vendors from the Purchaser, permit the Purchaser and its employees, agents, counsel, accountants or other representatives, and lenders, to have reasonable access during normal business hours to (A) the Leased Premises, (B) the Assets, including all Books and Records whether retained by the Vendors, the Target, any Subsidiary or otherwise, and (C) all Contracts, including the Leases, in each case, so long as the access does not unduly interfere with the ordinary conduct of the Business; (ii) furnish to the Purchaser or its employees, agents, counsel, accountants or other representatives, and lenders, such financial and operating data and other information with respect to the Assets and the Target Group as the Purchaser from time to time reasonably requests; and (iii) co-operate, or cause the co-operation, with the Purchaser and its representatives in the arrangement of any financing in connection with the transactions contemplated by the Agreement, as the Purchaser may reasonably request from time to time. All requests by the Purchaser for access under this Section 4.2 shall be submitted or directed exclusively to the Vendors’ Representative or such other individuals as the Vendors’ Representative may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Vendors, the Target Group, nor the Holding Entities shall be required to disclose any information to the Purchaser if such disclosure would, in the sole discretion of the Vendors’ Representative, acting reasonably: (i) cause significant competitive harm to any of the Vendors, the Target Group, the Holding Entities and their respective businesses if the transactions contemplated by this Agreement are not consummated; (ii) jeopardize any solicitor-client, litigation or other privilege; or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into before the date of this Agreement. Before the Closing, without the prior written consent of the Vendors’ Representative, which may be withheld for any reason, the Purchaser shall not contact any suppliers to, or customers of, the Target Group. The Purchaser shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided under this Section 4.2.

Section 4.3  Actions to Satisfy Closing Conditions

(1)	The Vendors shall use commercially reasonable efforts to take or cause to be taken all such actions so as to ensure compliance with all of the conditions set forth in Section 6.2.

(2)	The Purchaser shall use commercially reasonable efforts to take or cause to be taken all such actions so as to ensure compliance with all of the conditions set forth in Section 6.3.

Section 4.4  Contract Consents

The Purchaser and the Vendors shall each use their respective commercially reasonable efforts, and reasonably cooperate with each other, to give, or seek to obtain the Contract Consents prior to Closing; provided that (i) the Vendors will not be obligated to pay any amounts, provide other consideration or otherwise grant any accommodations in connection with giving, obtaining or seeking to obtain any such Contract Consents and (ii) in the event that any Contract Consents are not obtained from the counterparty under such Contract prior to the Closing, then the Closing shall proceed in accordance with this Agreement and the Purchaser shall pay the full Purchase Price at the Closing unless the failure to obtain such Contract Consent has caused the failure of the condition set forth in Section 5.1(4) to be satisfied, in which case the Closing shall proceed only if the failed condition is waived by the Purchaser.

Section 4.5  Supplement to Disclosure Letter

From time to time before the Closing, the Vendors shall have the right (but not the obligation) to supplement or amend the Disclosure Letter with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a “Disclosure Supplement”). Any disclosure in any such Disclosure Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty set out in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 5.1 have been satisfied; provided that, if the Purchaser has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Disclosure Supplement, then the Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.1 with respect to such matter.

Section 4.6  Inventory Count

The Purchaser and representatives designated by the Vendors may arrange to jointly conduct a physical sample count of the Inventory of all retail store locations and the head office of the Business at any time during the period commencing at least three (3) days prior to the Closing Date and up to and including the Closing Date.

Section 4.7  Director and Officer Indemnification, Advancement of Expenses and Exculpation.

(1)

The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by each of the Target, its Subsidiaries and the Holding Entities now existing in favour of each Person who is now, or has been at any time before the date hereof or who becomes before the Closing Date, an officer or director of the Target, any of its Subsidiaries or any of the Holding Entities, as provided in the articles or by-laws of the Target, its Subsidiaries or any of the Holding Entities, in each case as in effect on the date of this Agreement, or under any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(2)

The obligations of Purchaser under this Section 4.5 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 4.5 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 4.5 applies shall be third-party beneficiaries of this Section 4.5, each of whom may enforce the provisions of this Section 4.5).

(3)

If the Purchaser, the Target Group, the Holding Entities or any of their respective successors or assigns transfers all or substantially all its properties to any Person, then proper provision shall be made so that the successors and assigns of the Purchaser, the Target Group or the Holding Entities, as the case may be, shall assume all of the obligations set forth in this Section 4.5.

Section 4.8  Confidentiality.

The Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Purchaser under this Agreement. If this Agreement is, for any reason, terminated before the Closing Date, the Confidentiality Agreement and the provisions of this Section 4.8 shall nonetheless continue in full force and effect.

Section 4.9  Personal Information Privacy.

The Purchaser shall, at all times, comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Purchaser by the Vendors, the Target Group or the Holding Entities under this Agreement specifically including any obligation to notify affected individuals that personal information was disclosed in the course of the sale and that the sale has closed. The Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Target Group and the Business as contemplated in this Agreement and completing the transactions contemplated in this Agreement. The Purchaser shall safeguard all Personal Information collected from the Vendors, the Target Group or the Holding Entities in a manner consistent with the degree of sensitivity of the Personal Information and maintain, at all times, the security and integrity of the Personal Information. The Purchaser shall not make copies of the Personal Information or any excerpts thereof or in any way recreate the substance or contents of the Personal Information if the purchase of the Purchased Shares is not completed for any reason and shall return all Personal Information to the Vendors or, at the Vendors’ Representative’s request, destroy such Personal Information.

Section 4.10  Books and Records.

(1)

To facilitate (i) the resolution of any claims made against or incurred by the Vendors before the Closing Date, (ii) ongoing matters related to either or both of the Diamonds Direct Business and the Watches Direct Business, and (iii) for any other reasonable purpose, in each case, for a period of seven (7) years after the Closing Date, the Purchaser shall:

(1)

retain the Books and Records (including personnel files) of the Target Group and the Holding Entities relating to periods before the Closing Date in a manner reasonably consistent with the prior practices of the Target Group and the Holding Entities, as applicable; and

(2)

upon reasonable notice, afford the representatives of any of the Vendors reasonable access (including the right to make, at such Vendor’s expense, photocopies), during normal business hours, to such Books and Records.

(2)

To facilitate the resolution of any claims made by or against or incurred by the Purchaser or the Target Group or any Holding Entities after the Closing Date, or for any other reasonable purpose, for a period of seven (7) years (or, in the case of Books and Records related to Taxes, until the expiration of the statute of limitations of the respective Tax periods, whichever is later) following the Closing Date, the Vendor shall:

(1)	retain the Books and Records (including personnel files) of the Vendors which relate to the Holding Entities and the Target Group and their operations for periods before the Closing Date; and

(2)

upon reasonable notice, afford the representatives of the Purchaser, the Target Group or the Holding Entities reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such Books and Records.

(3)

Neither the Purchaser nor the Vendors shall be obligated to provide the other Parties with access to any Books and Records (including personnel files) under this Section 4.10 where such access would violate any Law.

(4)

The Vendors may retain and maintain a duplicate copy of Books and Records in respect of the Target Group and the Holding Entities, in each case, with regards to the periods on or prior to the Closing Date in connection with (i) the resolution of any claims made against or incurred by the Vendors before the Closing Date, (ii) the Diamonds Direct Business and the Watches Direct Business, and (iii) other reasonable business purposes relating to the Vendors’ ownership and operation of the Business prior to the Closing Date.

Section 4.11  Termination of the Covered Plans

The Vendors will:

(1)

except with regards to the IPPs, have terminated, or have caused the Target and the Subsidiaries, as applicable, to terminate the Covered Plans, in each case with an effective termination date that is prior to the Closing Date and without further liability to the Target and the Subsidiaries;

(2)	terminate the IPPs, in each case as soon as reasonably possible following the Closing Date and without further liability to the Target and the Subsidiaries;

(3)

have delivered to the Purchaser (A) executed resolutions of the Target and the Subsidiaries, as applicable, terminating the Covered Plans, that provide for, among other things, termination of Covered Plans without further liability to the Target and the Subsidiaries and cessation of any further accruals under the Covered Plans as of the termination date; and (B) executed releases from each member and beneficiary of the Covered Plans releasing and holding the Target and the Subsidiaries, the Purchaser and the Purchasers’ affiliates (which for clarity shall include the Target Group as of the Closing) harmless in respect of any obligations or liabilities arising under or in respect of the Covered Plans, including any liability to fund, whether on an immediate or amortized basis, and going concern unfunded liability, solvency deficiency or wind-up funding deficiency in respect of the Covered Plans as of and preceding the effective date of termination and any other amounts relating to the Covered Plans;

(4)

except with regards to the IPPs, have filed, or will have caused the Target and the Subsidiaries to have file, as applicable, prior to the Closing Date all documents with each Governmental Authority having jurisdiction over the Covered Plans that is necessary to effect the foregoing; and

(5)

with regards to the IPPs, file as soon as reasonably possible following the Closing Date all documents with each Governmental Authority having jurisdiction over the IPPs that is necessary to effect the foregoing.

Section 4.12  Retirement and Resignation from the RCAs

Prior to Closing, the Vendors will have caused the plan members of the RCAs to retire and resign from employment which will constitute a “Retirement” under the RCAs.

Section 4.13  Outstanding Litigation

The Parties agree that in the event that the litigation claim described in Section 3.3(27) of the Disclosure Letter remains unresolved as of the Closing Date, and a court of competent jurisdiction thereafter finds the Target Group liable for damages, the Vendors will indemnify and hold harmless the Purchaser for an amount up to $10,000.

Article 5

CONDITIONS OF CLOSING

Section 5.1  Conditions for the Benefit of the Purchaser

The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied on or prior to the Closing Date, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion.

(1)	The Fundamental Representations contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date.

(2)

The representations and warranties of the Vendors contained in this Agreement were true and correct as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, provided that in respect of the Closing Date, to the extent any such representations and warranties address matters only as of a specified date, such representations and warranties are accurate in all material respects as of that specified date and each Vendor shall have executed and delivered a certificate to that effect.

(3)

Each Vendor shall have fulfilled or complied in all material respects with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing, and such Vendor shall have executed and delivered a certificate to that effect.

(4)

Each of the Contract Consents described on Section 5.1(4) of the Disclosure Letter (collectively, the “Required Consents”) will have been obtained on terms acceptable to the Purchaser, acting reasonably. Expect as expressly provided for in Section 4.4, all such Required Consents will be in force and will not have been modified or rescinded.

Section 5.2  Conditions for the Benefit of the Vendors

The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied on or prior to the Closing Date, which conditions are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by each Vendor in its sole discretion.

(1)

The representations and warranties of the Purchaser contained in this Agreement were true and correct as of the date of this Agreement and are true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect. Upon delivery of such certificate, the representations and warranties of the Purchaser in Article 3 will be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(2)

The Purchaser shall have fulfilled or complied in all material respects with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to Closing and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(3)

Each of the Required Consents will have been obtained on terms acceptable to the Vendors Representative, acting reasonably. Expect as expressly provided for in Section 4.4, all such Required Consents will be in force and will not have been modified or rescinded.

Article 6

CLOSING TRANSACTIONS

Section 6.1  Closing Time and Location

Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Shares contemplated hereby shall take place at a closing (the “Closing”) to be by electronic exchange of documents and signatures or at a location as may be mutually agreed upon in writing by the Vendors’ Representative and the Purchaser at the Closing Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article 5 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date with the day on which the Closing takes place being the “Closing Date”).

Section 6.2  Closing Deliveries by the Vendors

At the Closing, the Vendors will deliver or cause to be delivered the following to the Purchaser, in forms acceptable to the Purchaser, acting reasonably.

(1)	the following closing documentation dated on the Closing Date (if applicable), except as otherwise noted:

(i)	certificate of good standing (or equivalent) of the Target and each Subsidiary;

(ii)	the certificates referred to in Section 5.1(2) and Section 5.1(3);

(iii)	share certificates representing the Purchased Shares issued in the name of the Vendors, duly endorsed for transfer to the Purchaser;

(iv)	all Required Consents set forth in Section 5.1(4);

(v)	certified copies of resolutions of the directors of the Target authorizing the transfer of the Purchased Shares to the Purchaser and the other transactions contemplated by this Agreement;

(vi)

the corporate records of the Target and each Subsidiary, including (i) all of its constating documents; (ii) all minutes of meetings and resolutions of directors and shareholders (and any committees); (iii) the share certificate book, securities register, register of transfers and register of directors; and (iv) the corporate seal (if applicable);

(vii)	resignations and releases effective at Closing duly executed by each director and officer of the Target and each Subsidiary, as specified by the Purchaser in writing prior to Closing;

(viii)	releases to be effective at Closing and duly executed by each Vendor in favour of the Purchaser, in customary form reasonably acceptable to the Purchaser;

(ix)	the License Agreement duly executed by the parties thereto (other than the Purchaser);

(x)

the Consulting Agreements, which shall include (or be accompanied by) the resignation and release from employment of Eric Sutkiewicz, Jordan Sutkiewicz and Michelle Ceresney with the Target or any Subsidiary (as applicable), duly executed by Eric Sutkiewicz, Jordan Sutkiewicz and Michelle Ceresney;

(xi)	the Payoff Letters related to all Closing Date Indebtedness as set forth in Section 2.7(1) of the Disclosure Letter;

(xii)

a non-competition, non-solicitation, non-disparagement and confidentiality agreement duly executed by each of Eric Sutkiewicz, Jordan Sutkiewicz and Michelle Ceresney, in each case in the form attached as Exhibit G;

(xiii)

evidence of the completion of the terminations of the Covered Plans as contemplated under Section 4.11 to the reasonable satisfaction of the Purchaser (other than in respect of the termination of the IPPs, as contemplated in Sections 4.11(2) and 4.11(5)); and

(xiv)	evidence of the completion of the Pre-Closing Reorganization to the reasonable satisfaction of the Purchaser.

Section 6.3  Closing Deliveries by the Purchaser

At the Closing, the Purchaser will deliver or cause to be delivered the following to the Vendors, each in forms acceptable to the Vendors, acting reasonably:

(1)	certificate of good standing (or equivalent) of the Purchaser;

(2)	the certificates referred to Section 5.2(1) and Section 5.2(2);

(3)	the Closing Payment in accordance with Section 2.3;

(4)	the Vendors’ Notes duly executed by the Purchaser;

(5)	release to be effective at Closing and duly executed by the Purchaser in favour of the Vendors, in customary form reasonably acceptable to the Vendors;

(6)	the License Agreement duly executed by the Purchaser;

(7)	the Consulting Agreements duly executed by the Purchaser; and

(8)	the evidence of satisfactory insurance policy for the conduct of the Business.

Article 7

TERMINATION

Section 7.1  Termination Rights

This Agreement may, by notice in writing given on or prior to the Closing Date, be terminated:

(1)	by mutual consent of the Vendors’ Representative and the Purchaser;

(2)	by the Purchaser, if:

(i)

there has been a material breach of this Agreement by any of the Vendors and such breach has not been waived by the Purchaser in writing or cured within 30 days following written notice of such breach by the Purchaser and such breach has not been so waived or cured on or before the Outside Date; or

(ii)

any of the conditions in Section 5.1 or obligations to make deliveries in Section 6.2 have not been satisfied or it becomes reasonably apparent that any of such conditions or obligations will not be satisfied by the Outside Date (other than as result of the failure of the Purchaser to perform any of its material obligations) and the Purchaser has not waived such condition in writing at or prior to Closing.

(3)	by the Vendors’ Representative, if:

(i)

there has been a material breach of this Agreement by the Purchaser and such breach has not been waived by the Vendors’ Representative in writing or cured within 30 days following written notice of such breach by the Purchaser; or

(ii)

any of the conditions in Section 5.1 or obligations to make deliveries in Section 6.3 have not been satisfied or it becomes reasonably apparent that any of such conditions or obligations will not be satisfied by the Outside Date (other than as result of the failure of one or more of the Vendors to perform any of its material obligations) and the Vendors’ Representative has not waived such condition in writing at or prior to Closing.

Section 7.2  Effect of Termination

Each Vendor’s right of termination under Section 7.1 and the Purchaser’s rights of termination under Section 7.1 are each in addition to any other rights each may have under this Agreement or otherwise, and the exercise of a right of termination by a Party will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 7.1, this Agreement will be of no further force or effect; provided, however, that (i) Section 4.8, Section 4.9, this Section 7.2 and Article 9 and additional provisions that by their nature should survive, will survive the termination of this Agreement, and (ii) the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement occurring prior to termination.

Article 8

POST-CLOSING COVENANTS

Section 8.1  Indemnification of Purchaser by the Vendors

(1)

Subject to Section 8.3, each Vendor severally and not jointly indemnifies and saves each of the Purchaser, the Target and each of their respective shareholders, officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser’s Indemnified Persons”) harmless of and from, and shall pay for, any loss, liability, claim, damage or expense (whether or not involving a third party claim) including legal expenses (collectively, “Damages”) suffered by, imposed upon or asserted against any of the Purchaser’s Indemnified Persons as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(1)	any failure of a Vendor to perform or fulfil any covenant or agreement of the Vendor under this Agreement; and

(2)	any breach or inaccuracy of any representation or warranty of the Vendors contained in Section 3.1, Section 3.2 or Section 3.3 of this Agreement;

(3)

all matters relating to the sponsorship and administration of the Covered Plans and the termination thereof, including all funding and investment obligations and any other liabilities whatsoever in respect of the Covered Plans;

(4)	any income or sales Taxes of the Target Group for any Pre-Closing Tax Period (to the extent not included in Working Capital), and any Taxes arising in connection with the Pre-Closing Reorganization;

(5)	any liabilities or obligations whatsoever in respect of the Holding Entities arising in respect of any period prior to Closing; and

(6)

all matters relating to the sponsorship, administration and termination of the RCAs, including all Retirement Plan Liability, trustee fees and any other liabilities or obligations whatsoever in respect of the RCAs.

Section 8.2  Indemnification of the Vendors by the Purchaser

Subject to Section 8.3 and Section 8.4, the Purchaser indemnifies and saves each Vendor, and each of their respective shareholders, officers, directors, employees, agents, successors and assigns (collectively, the “Vendors’ Indemnified Persons”) harmless of and from any Damages suffered by, imposed upon or asserted against the Vendors as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(1)	any failure of the Purchaser to perform or fulfil any covenant or agreement of the Purchaser under this Agreement; and

(2)	any breach or inaccuracy of any representation or warranty given by the Purchaser contained in Section 3.4 of this Agreement.

Section 8.3  Time Limitations

The representations and warranties of the Vendors and the Purchaser contained in this Agreement will survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Vendors or the Purchaser, will continue:

(1)

for a period of eighteen (18) months after the Closing Date in respect of the representations and warranties of the Vendors in Section 3.1, Section 3.2 and Section 3.3 of this Agreement save and except for:

(i)

the representations and warranties in Section 3.3(8) (Taxes) (the “Tax Representations”), which shall survive until the date that is 90 days after the expiration of the period (having regard to any consent, waiver, agreement or other document that extends the period) during which any Tax assessment may be issued by a Governmental Authority in respect of any matters to which the Tax Representations extend; and

(ii)

the representations and warranties in Section 3.1(1) (Capacity and Authority), Section 3.1(2) (Execution and Binding Obligation), Section 3.1(5) (Title to Purchased Shares), Section 3.1(4) (Residency), Section 3.2, Section 3.3(1) (Incorporation and Qualification), Section 3.3(2) (Authorized and Issued Capital), Section 3.3(3) (Absence of Options) (collectively, the “Fundamental Representations”), each of which will survive indefinitely; and

(2)	for a period of eighteen (18) months after the Closing Date in respect of the representations and warranties of the Purchaser in Section 3.4 of this Agreement,

and any claim in respect thereof will be made in writing prior to the expiry of such time period, as applicable. Subject to the foregoing, if no claim for Damages will have been made under this Agreement against a party for any incorrectness in or any breach of any representation or warranty made in this Agreement prior to the expiry of the foregoing survival periods (where applicable), such party will have no further liability under this Agreement with respect to such representation or warranty.

Section 8.4  Other Limitations

(1)

Subject to Section 8.5, the Vendors have no obligation to make any payment for Damages for a breach of a representation or warranty pursuant to Section 8.1(1)(2) (with the exception of the Fundamental Representations and the Tax Representations) until the total of all Damages arising from such indemnification obligation exceeds $100,000 (the “Deductible”), in which event the Vendors shall only be liable for such Damages in excess of the Deductible. With respect to any Damages as to which the Purchaser Indemnified Persons may be entitled to indemnification under Section 8.1(1)(2) (with the exception of the Fundamental Representations and the Tax Representations), the Vendors shall not be liable for any individual or series of related claims which do not exceed $25,000 (which Damages shall not be counted toward the Deductible).

(2)	Subject to Section 8.5, the maximum aggregate liability of the Vendors for the payment of Damages pursuant to or in connection with:

(1)	Section 8.1(1)(1) and Section 8.1(1)(2) shall not exceed 100% of the Base Price;

(2)	a breach of the Fundamental Representations and the Tax Representations pursuant to Section 8.1(1)(2) shall not exceed 100% of the Base Price;

(3)

a breach of the representations and warranties pursuant to Section 8.1(1)(2), other than in respect of a breach of the Fundamental Representations and the Tax Representations, shall not exceed $2,000,000; and

(4)

for purposes of calculating Damages pursuant to this Section 8.1, the representations and warranties given by Vendors will be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words or expressions “material”, “materially”, “material adverse effect”, “immaterial”, “in all material respects” or words or expressions of similar import.

(3)

Payments by any Party under Section 8.1 or Section 8.2 in respect of any Damages shall be limited to the amount of any liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Party entitled to indemnification in respect of any such claim. Each Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any before seeking indemnification under this Agreement.

(4)

Payments by any Party under Section 8.1 or Section 8.2 in respect of any Damages shall be reduced by an amount equal to any Tax benefit actually arising or obtained by the Party entitled to indemnification as a reduction of Taxes (through refunds or credits) as a result of the payment of such Damages.

(5)

In no event shall any Party be liable to any other Party for any punitive, exemplary, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(6)

Each Party shall take, and cause its affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

(7)

The indemnity in Section 8.1(1)(4) shall not apply to the extent any Pre-Closing Tax Period in respect of which Taxes are the direct result of a breach of Section 8.8(9) of this Agreement by the Purchaser.

Section 8.5  Exclusions to Limitations to Liability.

Notwithstanding any provision in this Agreement, nothing herein will limit the time to make a claim or the liability of the Vendors or the Purchaser for any claim involving fraud or willful misconduct occurring on or prior to the Closing Date.

Section 8.6  Set-Off

Each Party shall be entitled to set-off the amount of any Damages subject to indemnification under this Agreement against any other amounts payable by another Party under this Agreement or the Vendors’ Notes; provided that, for greater clarity, in the event that the Purchaser is entitled to indemnification or reimbursement of any kind or nature under this Agreement prior to full repayment by the Purchaser of the Vendors’ Notes, the amount payable by the Vendors shall be set-off against the principal amount under the Vendors’ Note (initially the Second Vendors’ Note followed by the First Vendors’ Note).

Section 8.7  Indemnification Procedures

(1)

In the event that a Party hereunder has a right to assert a Direct Claim, such Party shall serve written notice thereof to the Indemnifying Party promptly upon becoming aware of the existence of such right, which notice shall set forth in reasonable detail the nature of such Direct Claim and supporting information sufficient to enable the Indemnifying Party to investigate the Direct Claim.

(2)

Following receipt of notice of a Direct Claim, the Indemnifying Person shall have sixty (60) days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Person shall make available to the Indemnifying Party the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with such other information as the Indemnifying Person may reasonably request.

(3)

If the Indemnifying Person disputes the validity or amount of the Direct Claim, the Indemnifying Person shall provide written notice of the dispute to the Indemnified Person within the sixty (60) day period specified in Section 8.7(1). The dispute notice must describe in reasonable detail the nature of the Indemnifying Person’s dispute. During the thirty (30) day period immediately following receipt of a dispute notice by the Indemnified Person, the Indemnifying Person and the Indemnified Person shall attempt in good faith to resolve the dispute. If the Indemnifying Person and the Indemnified Person fail to resolve the dispute within that thirty (30) day time period, the Indemnified Person is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Person fails to respond in writing to the Direct Claim within the sixty (60) day period specified in Section 8.7(1), the Indemnifying Person is deemed to have agreed to the validity and amount of the Direct Claim and shall promptly pay in full the amount of the Direct Claim to the Indemnified Person.

(4)	If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall promptly notify the Indemnifying Person in writing of the Third Party Claim.

(5)

The omission to timely notify the Indemnifying Person of a Third Party Claim shall not relieve the Indemnifying Person from any obligation to indemnify the Indemnified Person, unless the notification occurs after the expiration of the specified period set out in Section 8.3 or (and only to that extent that) the omission to notify materially prejudices the ability of the Indemnifying Person to exercise its right to defend provided in this Section 8.7.

(6)

Upon receiving notice of a Third Party Claim, the Indemnifying Person may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim.

(7)	The Indemnifying Person may not assume the investigation and defence of a Third Party Claim if:

(1)	the Indemnifying Person is also a party to the Third Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate;

(2)

the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim;

(3)

in the reasonable judgement of the Indemnified Person, the estimated amount of likely Damages in connection with such claim is greater than the unused portion of the maximum liability the Indemnifying Person is liable for as set out in Section 8.4;

(4)	the Indemnifying Person does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Person harmless with respect to the Third Party Claim; or

(5)

the Third Party Claim seeks relief against the Indemnified Person other than monetary damages or the Indemnified Person determines in good faith that there is a reasonable probability that the Third Party Claim may adversely affect it or its Affiliates and the Indemnified Person has notified the Indemnifying Person that it will exercise its exclusive right to defend, compromise or settle the Third Party Claim.

(8)

In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Person must give the Indemnified Person written notice of its election within fifteen (15) Business Days of Indemnifying Person’s receipt of notice of the Third Party Claim and shall comply with the procedures set out in Schedule 8.7(7) to this Agreement.

(9)	For the avoidance of doubt and notwithstanding this Section 8.7, the provisions of Section 8.8(8) shall govern any Tax Contest.

(10)

In the event of any Direct Claim or any Third Party Claim which relates to one or more joint and several representations and warranties in Section 3.2 in respect of which more than one Indemnifying Party may be subject to indemnification obligations under this Agreement, the Purchaser shall pursue separate Direct Claims and separate Third Party Claims, as applicable, against each applicable Indemnifying Person separately and only to the extent of the Pro Rata Share of each such Indemnifying Person (together, “Joint and Several Claims”). In the event any Indemnifying Person fails to satisfy its obligations to make payment in accordance with this Agreement in respect of any Joint and Several Claim (an “Unpaid Amount”) and if the Indemnified Person provides not less than forty-five (45) days notice of such failure to pay to all Indemnifying Persons in respect of such Joint and Several Claim, then thereafter such Indemnified Person may pursue an additional separate supplemental Direct Claim or Third Party Claim, as applicable, against each Indemnifying Person, as applicable, for the Pro Rata Share of the Unpaid Amount that is applicable to such Indemnifying Person.

Section 8.8  Covenants Regarding Tax Matters

(1)

Income Tax Returns required to be prepared by the Target Group and the Holding Entities for periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”), shall be prepared by the Vendors’ Representative and submitted in draft form to the Purchaser at least ten (10) Business Days before the date on which such Pre-Closing Tax Returns are required by Law to be filed with the relevant Governmental Authority. The Purchaser shall have the right to incorporate reasonable changes and shall notify the Vendors’ Representative of such changes. The Purchaser shall file, or cause to be filed, all Pre-Closing Tax Returns on or before the date on which they are required to be filed with the relevant Governmental Authority. It is understood that no deduction shall be claimed on any Pre-Closing Tax Returns in respect of any expenses described in the definition of “Transaction Expenses”. To the extent Taxes shown on the Tax Returns have not reduced the Purchase Price, the Vendors shall pay to the Purchaser all such Taxes as an adjustment to the Purchase Price.

(2)	For the purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period that ends immediately prior to the Closing:

(i)

in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to and including the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)

in the case of Taxes not described in clause (i) (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of any such Taxes shall be determined as if such taxable period ended immediately prior to the Closing.

(3)

If it is determined that a member of the Target Group or any Holding Entity has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on shares of any class of its capital stock, and the full amount of such dividend exceeded the amount of the “capital dividend account” (as defined in the Tax Act) of such member immediately before the dividend became payable, the Vendors hereby concur to (or shall cause the recipient of the relevant dividend to concur to) the making of an election under subsection 184(3) of the Tax Act in respect of the dividend, and the election shall be made by such member of the Target Group or such Holding Entity, as applicable, in the manner and within the time prescribed by applicable Laws.

(4)

If it is determined that a member of the Target Group or any Holding Entity has made an “excessive eligible dividend designation”, within the meaning of subsection 89(1) of the Tax Act, the Vendors hereby concur to (or shall cause the recipient of the relevant dividend to concur to) the making of an election under subsection 185.1(2) of the Tax Act in respect of the full amount thereof, and the election shall be made by such a member of the Target Group or such Holding Entity, as applicable, in the manner and within the time prescribed by applicable Laws.

(5)

The Parties agree that no amount is payable by the Purchaser in consideration of any “restrictive covenant” (as such term is defined in the Tax Act) contained in this Agreement or any Ancillary Agreement and that no part of the Purchase Price has been allocated to such “restrictive covenants”. The Parties agree that any “restrictive covenant” contained in this Agreement or other Ancillary Agreement has been granted to maintain or preserve the fair market value of the Purchased Shares. The Parties hereto intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Tax Act) granted by the Vendors under this Agreement with respect to the Business. Accordingly, the Parties hereto acknowledge and agree that no proceeds shall be received or receivable by the Vendors for granting any restrictive covenant for purposes of section 56.4(7)(d) of the Tax Act.

(6)

The Target Group, the Holding Entities, the Purchaser, the Vendors, and the Vendors’ Representative shall (and shall cause their respective affiliates to) use commercially reasonable efforts to (a) assist in the preparation and timely filing of any Tax Return of the Target Group and any Holding Entity for a Pre-Closing Tax Period or Straddle Period; (b) assist in any audit or other legal proceeding with respect to Taxes or Tax Returns of the Target Group and any Holding Entity for a Pre-Closing Tax Period or Straddle Period; and (c) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Target Group (including copies of Tax Returns and related work papers) for a Pre-Closing Tax Period.

(7)

If the Target Group or any Holding Entity receives from a Governmental Authority after Closing any amount in respect of an income Tax refund (in cash or as a reduction of income Taxes otherwise due) relating to a Pre-Closing Tax Period that is not included in the Final Closing Statement and does not result from the carryback of a Tax attribute of the Target or a Subsidiary or any Holding Entity relating to a Tax period ending after the Closing (a “Pre-Closing Tax Refund”), then the Purchaser shall promptly pay to the Vendors as an increase of the Purchase Price the amount of such Pre-Closing Tax Refund received, net of (i) any costs incurred in connection with the recovery of such Pre-Closing Tax Refund, and (ii) any Taxes incurred in respect of such Pre-Closing Tax Refund (regardless of the period in which such Taxes arise and determined without taking into account any Tax attribute that may be available to reduce such Taxes). If the Target or a Subsidiary or a Holding Entity is subsequently required to repay to a Governmental Authority after Closing any amount in respect of a Pre-Closing Tax Refund that was previously paid to the Vendors under this Section 8.8(7), then the Vendors shall promptly reimburse the Purchaser for the amount of such repayment, plus any interest or penalties imposed thereon.

(8)	Tax Contests

(i)	The Purchaser shall notify the Vendors’ Representative of any Tax Contest promptly and, in any event, within five (5) Business Days.

(ii)

If the Tax Contest relates solely to the Tax Returns of one or more Pre-Closing Tax Periods and is not reasonably expected to have a material adverse impact upon any Tax period other than a Pre-Closing Tax Period, the Vendors’ Representative may assume the defence of such Tax Contest, provided that:

(A)

the Vendors’ Representative shall provide to the Purchaser in a timely manner (x) any proposed written communications and other documents to be submitted to the relevant Governmental Authority or filed with a court in respect of any assessment or reassessment for review by the Purchaser; and (y) copies of any correspondence received from the Governmental Authority relating to such Tax Contest. The Vendors’ Representative shall consult with the Purchaser with respect to the materials provided pursuant to (x) above prior to the submission or filing thereof;

(B)	the Vendors’ Representative shall not settle the Tax Contest without the consent of the Purchaser, which consent may not be unreasonably withheld or delayed.

(C)

the right of the Vendors’ Representative at any time to defend any Tax Contest shall only apply after payment to the applicable Governmental Authority of the amount of Tax (x) subject at that time to collection measures by the applicable Governmental Authority, or (y) required to be paid in order to be entitled to contest the Tax Contest (the “Prepaid Amount”);

(D)

in the event such Tax Contest is subsequently settled in accordance with the terms of a settlement or final nonappealable judgment, the Purchaser shall promptly reimburse to the Vendors’ Representative the lesser of: (i) the Prepaid Amount and any interest received from the Governmental Authority thereon (net after Tax); and (ii) the Prepaid Amount less the final amount of Tax due pursuant to such Tax claim in accordance with the terms of such settlement or final nonappealable judgment; and

(E)

within ten (10) Business Days of a final determination of such Tax Contest in respect of Taxes, the Vendors’ Representative shall pay to the Purchaser the full amount owing to the Purchaser, to the extent that such amounts have not been previously paid to the Purchaser.

(2)

If the Vendors’ Representative (i) is not entitled to assume the defence of a Tax Contest, (ii) does not elect to assume the defence of a Tax Contest, or (iii) assumes the defence of a Tax Contest but fails to diligently pursue such defence, the Purchaser has the sole right (but not the obligation) to undertake the defence of the Tax Contest.

(9)

Unless required by applicable Law, the Purchaser shall not amend, refile or otherwise modify any Tax Return of any member of the Target Group or any Holding Entity with respect to any Pre-Closing Tax Period, or make a voluntary disclosure in respect of Taxes of any member of the Target Group or any Holding Entity which solely relates to a Pre-Closing Tax Period or otherwise requires that any Governmental Authority review any Tax Return of any member of the Target Group or any Holding Entity for any Pre-Closing Tax Period that would increase Taxes or decrease Tax refunds of any such Pre-Closing Tax Period.

Article 9

General

Section 9.1  Vendors Confidentiality

After the Closing, each Vendor shall keep confidential all information in its possession or under its control relating to the Target Group and the Business, unless such information is or becomes generally available to the public other than as a result of a disclosure by such Vendor in violation of this Agreement.

Section 9.2  Public Announcements

From the date hereof until the Closing Date, and unless compelled by law, no Party shall make any public statement regarding the existence or contents of this Agreement or the transactions contemplated hereunder, whether through the medium of a press release or otherwise, without the prior written consent of the other Party and the Parties shall be in agreement as to the text of any such statement. Notwithstanding the foregoing, the Purchaser may be required to issue a press release or file a copy of this Agreement, or other documents required by applicable securities Laws or stock exchange policies due to its status as a reporting issuer in the United States. The Purchaser shall provide the Vendors a copy of such press release or filing prior to issuing or filing same and the Vendors shall be consulted and consent as to the content of any such press release or the description of the transaction within any required press release or filing, and such consent shall not be unreasonably withheld, conditioned or delayed. The restrictions set forth in this Section 9.2 shall not apply to any public disclosure issued or made, or proposed to be issued or made, that is consistent in all material respects with previous public disclosure made by a Party in accordance with this Section 9.2.

Section 9.3  Expenses

Unless otherwise specified in this Agreement, all costs and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses. For clarity, all such costs and expenses of the Target shall be the sole responsibility of the Vendors.

Section 9.4  Amendment

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each of the Vendors and the Purchaser.

Section 9.5  Time

Time will be of the essence of this Agreement and every part hereof and no extension or variation of this Agreement will operate as a waiver of this provision. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement and the last day of such period is not a Business Day, the period in question will end on the next Business Day.

Section 9.6  Notices

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof will be sufficiently given if delivered or sent by facsimile to the party to whom it is given or, if mailed, by prepaid registered mail addressed to such party at:

(1)	if to the Purchaser:

2020 Robert-Bourassa Blvd.

Suite 200

Montréal, Québec H3A 2A5

Attention:   Miranda Melfi, Vice-President, Human Resources, Chief Legal Officer and Corporate Secretary

Email:     mmelfi@birksgroup.com

with a copy, which shall not constitute notice, to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd., West

41st Floor

Montréal, Québec H3B 3V2

Attention:   Pierre-Yves Leduc

Email:     pyleduc@stikeman.com

(2)	if to the Vendors or the Vendors’ Representative:

Jordan Sutkiewicz

c/o Fasken Martineau DuMoulin LLP

Suite 2400

333 Bay Street

Toronto, Ontario M5H 2T6

Attention:   W. Ian Palm

Email:     jordan@diamondsdirect.ca

with a copy, which shall not constitute notice, to:

Fasken Martineau DuMoulin LLP

Suite 2400

333 Bay Street

Toronto, Ontario M5H 2T6

Attention:   W. Ian Palm

Email:     ipalm@fasken.com

A notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by email (with confirmation of transmission) on the date of transmission if it is a Business Day and transmission was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed.

Section 9.7  Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 9.8  Appointment of the Vendors’ Representative

(1)

Each Vendor hereby irrevocably appoints Jordan Sutkiewicz as its representative, agent, proxy and attorney in fact (the “Vendors’ Representative”) for such Vendor and in such Vendor’s name, place and stead for all purposes of this Agreement.

(2)	In order to administer efficiently the determination of certain matters under this Agreement, each Vendor hereby agrees that the Purchaser will be entitled to:

(1)

rely on the Vendors’ Representative as having full power, authority and discretion to make all decisions and take all actions relating to the Vendors’ respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of the Vendors and to defend against indemnification claims of the Purchaser; and

(2)

deal only with the Vendors’ Representative in respect of all matters arising under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against the Vendors or any one of them and to defend against indemnification claims of the Vendors.

(3)

All references in this Agreement to decisions and actions to be taken by the Vendors or any one of them, as the case may be, shall be deemed taken by the Vendors or any one of them, as the case may be, if such decisions or actions are taken by the Vendors’ Representative. All references in this Agreement to decisions and actions to be taken by the Purchaser and directed to the Vendors or any one of them, as the case may be, shall be deemed directed to the Vendors or any one of them, as the case may be, if such decisions or actions are directed by the Purchaser to the Vendors’ Representative.

(4)

In no event shall the Purchaser be held responsible or liable for the application or allocation of any monies paid to the Vendors’ Representative by the Purchaser, and the Purchaser shall be entitled to rely upon any notice provided to the Purchaser by the Vendors’ Representative or action taken by the Vendors’ Representative acting within the scope of their authority.

(5)

Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification defence shall be ineffective by reason only of it having been made or given to or by a Vendor directly if the Purchaser and such Vendor consent by virtue of not objecting to such dealings without the intermediary of the Vendors’ Representative.

Section 9.9  Severability

If any one or more of the provisions contained in this Agreement is declared or found to be invalid, illegal or unenforceable, in whole or in part, it will be severable from this Agreement to the extent of such invalidity, illegality or unenforceability and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision has been deleted from this Agreement.

Section 9.10  Entire Agreement

This Agreement, including the Exhibits attached hereto and the Disclosure Letter, and any document or instrument referred to in the Disclosure Letter, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof.

Section 9.11  Assignment

None of the Parties hereto may assign any of their respective benefits, obligations or liabilities under or in respect of this Agreement without the prior written consent of the other Parties. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing in this Section 9.11, the Purchaser may, without the consent of the other Parties but without release from any of its obligations under this Agreement, pledge or assign this Agreement as security for the Debt Financing.

Section 9.12  Further Assurances

The Parties will with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by each other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 9.13  Enurement

This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

Section 9.14  No Third Party Beneficiaries

Except as provided in Section 4.5, Section 8.1 and Section 8.2, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.15  Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.16  Legal Advisors

The Purchaser acknowledges and accepts the following regarding the solicitor-client privilege of the Target Group, the Holding Entities and the Vendors. Northview Law LLP and Fasken Martineau DuMoulin LLP represented the Target Group and the Holding Entities in connection with this Agreement and the transactions contemplated hereby and thereby. Following the Closing, all communications which primarily related to this Agreement and the transactions contemplated hereby and thereby between any of Northview Law LLP and Fasken Martineau DuMoulin LLP and the Target Group and the Holding Entities that are otherwise protected by solicitor-client privilege, including solicitor work-product (the “Transaction Communications”), shall be deemed to be solicitor-client privileged communications of the Vendors and the Vendors’ Representative, and not the Target Group or the Holding Entities, as applicable, and such solicitor client privilege (including any solicitors duties of confidentiality and loyalty) is not waived by the completion of the transactions contemplated by this Agreement and will remain in effect, and is irrevocably assigned from the Target Group and the Holding Entities to the Vendors, and this privilege may be waived as against the Target Group, the Holding Entities or the Purchaser only by the written agreement of the Vendors’ Representative. Absent such agreement by the Vendors’ Representative, neither the Purchaser, nor the Target Group or the Holding Entities shall have a right of access to the Transaction Communications. In addition, following the Closing, all such Transaction Communications are deemed protected by common interest privilege as against the Purchaser, the Target Group and the Holding Entities, which privilege may be waived only by the Vendors’ Representative. After the Closing, neither the Purchaser nor the Target Group or the Holding Entities shall seek to have either Northview Law LLP or Fasken Martineau DuMoulin LLP disqualified from representing the Vendors’ Representative, or the Vendors individually or as a group in any dispute of any kind that may arise between the Vendors or any of them, on the one hand, and the Purchaser or, from and after the Closing, the Target Group, the Holding Entities or any of their affiliates, on the other, based upon, arising out of or related in any way to this Agreement, documents contemplated hereunder or the transactions contemplated hereby and thereby.

Each Vendor acknowledges and agrees that each of Northview Law LLP and Fasken Martineau DuMoulin LLP have acted as counsel only to the Target Group and the Holding Entities and that such counsel are not protecting the interests of any other party to this Agreement. Each Vendor acknowledges, confirms and agrees, in favor of the Purchaser, the Target Group and the Holding Entities, that such Vendor had the opportunity to seek and was not prevented nor discouraged by any party hereto from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that such Vendor did not avail himself, herself or itself with that opportunity prior to becoming bound by this Agreement, such Vendor did so voluntarily without any undue pressure and agrees that his, her or its failure to obtain independent legal advice should not be used by such Vendor as a defense to the enforcement of obligations under this Agreement.

Section 9.17  Counterparts

This Agreement may be executed in as many counterparts as may be necessary by electronic transmission. Each such counterpart will be deemed to be original and all such counterparts together will constitute one and the same instrument.

Section 9.18  Debt Financing

The Parties agree that (a) no lender providing debt financing in connection with the transactions contemplated herein (the “Debt Financing”) nor such lender’s or its Affiliates’ former, current and future equityholders, members, partners, employees, officers, directors, managers, controlling persons, attorneys, agents, advisors or other representatives or the heir, executor, successor or assign of any of the foregoing (in each case, other than to the extent any such Person is the Purchaser or any of its Affiliates) (collectively, the “Debt Financing Sources”) shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 9.18 shall limit the liability or obligations of such Debt Financing Sources under any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Source), (b) except as may be set forth in any debt commitment letter, the fee letter related thereto, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Source, any Action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of, in connection with, or relating to the Debt Financing, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York (Borough of Manhattan), State of New York (and any appellate court thereof), (c) any interpretation of any agreements related to the Debt Financing will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflict of laws, (d) no party hereto will bring, permit any of their respective controlled Affiliates to bring, or support anyone else in bringing, any such Action in any other court, (e) THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH LEGAL PROCEEDING, (f) only the Purchaser (including its permitted successors and assigns) and the other parties to any debt commitment letter, the fee letter related thereto, any credit agreement or any other agreements governing the Debt Financing at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any such agreement, (g) no amendment or waiver of this Section 9.18 or Section 9.11 or any of the defined terms used herein or therein including, but not limited to, the definitions of “Debt Financing,” or “Debt Financing Sources,” that is materially adverse to the Debt Financing Sources in their capacity as such shall be effective without the prior written consent of the lenders party to the agreements governing the Debt Financing to which such amendment is materially adverse, and (h) the Debt Financing Sources are express and intended third party beneficiaries of this Section 9.18 and Section 9.11.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

BIRKS GROUP INC.

By:	/s/ Jean-Christophe Bédos
Name: Jean-Christophe Bédos
Title: President and Chief Executive Officer

By:	/s/ Marco Pasteris
Name: Marco Pasteris
Title: Vice-President, Finance

SUTKIEWICZ CHILDREN’S TRUST

By:	/s/ Eric Sutkiewicz
Authorized Trustee

/s/ Eric Sutkiewicz	/s/ Lynn Sutkiewicz
Eric Sutkiewicz	Lynn Sutkiewicz

/s/ Michelle Ceresney	/s/ Jordan Sutkiewicz
Michelle Ceresney	Jordan Sutkiewicz

/s/ Jordan Sutkiewicz
Jordan Sutkiewicz, as Vendors’ Representative

EXHIBIT A

Vendors

•	Lynn Sutkiewicz

•	Eric Sutkiewicz

•	Sutkiewicz Children’s Trust

•	Jordan Sutkiewicz

•	Michelle Ceresney

EXHIBIT B

Form of Consulting Agreement with each of Jordan Sutkiewicz and Michelle Ceresney

See attached.

EXHIBIT C

Form of Consulting Agreement with Eric Sutkiewicz

See attached.

EXHIBIT D

Form of First Vendors’ Note

See attached.

EXHIBIT E

Form of License Agreement

See attached.

EXHIBIT F

Form of Second Vendors’ Note

See attached.

EXHIBIT G

Form of Restrictive Covenants Agreement

See attached.

SCHEDULE 2.4

Illustrative Calculation of Working Capital

See attached.

SCHEDULE 8.7(6)

Third Party Claim Procedure

(1)	If the Indemnifying Person assumes the investigation and defence of a Third Party Claim:

(1)

the Indemnifying Person shall pay for all reasonable costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Person shall not, so long as it diligently conducts such defence, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Person after the date the Indemnifying Person validly exercised its right to assume the investigation and defence of the Third Party Claim;

(2)

the Indemnifying Person shall reimburse the Indemnified Person for all reasonable costs and expenses incurred by the Indemnified Person in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Person validly exercised its right to assume the investigation and defence of the Third Party Claim;

(3)	the Indemnified Person shall not contact or communicate with the Person making the Third Party Claim without the prior written consent of the Indemnifying Person, unless required by applicable Law;

(4)	legal counsel chosen by the Indemnifying Person to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably; and

(5)

the Indemnifying Person may not compromise and settle or remedy, or cause a compromise and settlement or remedy, of a Third Party Claim without the prior written consent of the Indemnified Person, which consent may not be unreasonably withheld or delayed.

(2)

If the Indemnifying Person (i) is not entitled to assume the investigation and defence of a Third Party Claim under Section 8.7(7) of the Agreement, (ii) does not elect to assume the investigation and defence of a Third Party Claim, or (iii) assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such defence, the Indemnified Person has the right (but not the obligation) to undertake the defence of the Third Party Claim. In the case where the Indemnifying Person fails to diligently pursue the defence of the Third Party Claim, the Indemnified Person may not assume the defence of the Third Party Claim unless the Indemnified Person gives the Indemnifying Person written demand to diligently pursue the defence and the Indemnifying Person fails to do so within fourteen (14) days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

The Indemnified Person and the Indemnifying Person agree to keep each other fully informed of the status of any Third Party Claim and any related proceedings and to use their reasonable efforts to minimize Damages with respect to any Third Party Claim. If the Indemnifying Person assumes the investigation and defence of a Third Party Claim, the Indemnified Person shall, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Person, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Person in investigating and defending the Third Party Claim. The Indemnified Person shall, at the request and expense of the Indemnifying Person, make available to the Indemnifying Person, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Person for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Person shall cooperate on a timely basis with the Indemnifying Person in the defence of any Third Party Claim.